UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement

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Genesco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Genesco Inc. (the “Company”) will be held in virtual format, on July 20, 2021, at 8:00 a.m. Central Time. The Annual Meeting will be held online via a live webcast at www.cesonlineservices.com/gco21_vm, where you will be able to vote electronically and submit questions during the Annual Meeting. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/gco21_vm by 8:00 a.m. Central Time on July 19, 2021.

The agenda will include the following items:

1.	a proposal to elect nine directors;

2.	a non-binding, advisory vote on the Company’s named executive officers’ compensation;

3.	a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and

4.	any other business that properly comes before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on June 28, 2021, are entitled to receive this notice and vote at the meeting and any adjournment or postponement thereof.

As you may be aware, Legion Partners Asset Management, LLC (“Legion”) has provided notice to the Company of its intent to nominate a slate of four candidates for election as directors at the Annual Meeting and has filed proxy materials soliciting proxies for the election of four director nominees at the 2021 annual meeting of shareholders (the “Annual Meeting”). You may receive solicitation materials from Legion, including proxy statements and proxy cards. The Board of Directors (the “Board”) of the Company does NOT endorse any of Legion’s nominees and unanimously recommends that you vote “FOR ALL” the election of all of the nominees proposed by the Board on the BLUE proxy card. Please do not submit any White proxy provided to you by Legion, as it will revoke any previous vote you may have submitted on Genesco’s BLUE proxy card.

By order of the Board,

Scott E. Becker

Secretary

June 7, 2021

IMPORTANT

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Even if you do plan to attend the Annual Meeting, we urge you to promptly vote by using the enclosed BLUE proxy card to vote by telephone or the Internet. You may also sign, date and return the BLUE proxy card in the postage-paid envelope provided. If your shares are held by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares and you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

If you have any questions or need help voting your shares, please call the firm assisting us with the proxy solicitation:

INNISFREE M&A INCORPORATED

1 (877) 825-8772 (Toll-free from the U.S. and Canada)

+1 (412) 312-3651 (From other locations)

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

July 20, 2021

The board of directors (“Board”) of Genesco Inc. (“Genesco” or the “Company”) is soliciting proxies to be voted at the 2021 annual meeting of shareholders (the “Annual Meeting”). The Annual Meeting will be held in virtual format at 8:00 a.m. Central Time, on July 20, 2021.

We are sensitive to the public health and travel concerns our shareholders may have and the changing protocols that federal, state, and local governments may impose as they relate to the current, ongoing COVID-19 pandemic. Therefore, the Annual Meeting will be a completely virtual meeting of shareholders, which will be held online via a live webcast at www.cesonlineservices.com/gco21_vm, where you will be able to vote electronically and submit questions during the meeting. No physical meeting will be held. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on June 28, 2021, or if you hold a valid proxy for the Annual Meeting.

ABOUT GENESCO

Genesco, a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,444 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys®, Journeys Kidz®, Little Burgundy®, Schuh, Schuh Kids, Johnston & Murphy®, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, and www.dockersshoes.com. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Levi’s® brand, the licensed Dockers® brand, the licensed G.H. Bass® brand, and other brands. Information contained on, or accessible through, any of our websites described herein is not a part of, and is not incorporated by reference into, this proxy statement.

Our Mission

Genesco aspires to create and curate leading footwear brands that represent style, innovation and self-expression and be the destination for our consumers’ favorite fashion footwear, by (i) building enduring relationships with our target customers, grounded in unparalleled consumer and market insights, and (ii) working to excite and constantly exceed expectations by delivering distinctive products, using our deep direct-to-consumer expertise across digital and physical.

Our Strategy

Under our new Chief Executive Officer, Mimi E. Vaughn, just prior to the COVID-19 pandemic and its impact on our business and the retail industry generally, we set forth a comprehensive five-year plan focused on six strategic growth pillars aimed at accelerating Genesco’s transformation and capitalizing on significant synergies across our businesses – including our shared technology platforms – to further drive growth and profitability. Our six strategic growth pillars include:

•	Build deeper consumer insights to strengthen customer relationships and brand equity;

•	Intensify product innovation and trend insight efforts;

•	Accelerate digital to grow direct-to-consumer;

•	Maximize the relationship between physical and digital;

•	Reshape the cost base to reinvest for future growth; and

•	Pursue synergistic acquisitions that add growth and create shareholder value.

Our Values

Genesco recognizes our responsibility to people and the environment. The Company embraces inclusivity with respect to our employees, customers, and vendors. We believe it is important to be part of the community where we operate and support and empower our employees to do the same. Equally important is our responsibility to operate our business ethically, to model excellent supply chain management and to innovate with best practices in sustainability. Our values and methodology include:

•	Acting with passion and competing to win;

•	Treating our customers and each other with integrity, trust and respect;

•	Creating an unrivaled home for talent and diversity to grow and succeed;

•	Never stopping curiosity; continuing to innovate and improve endlessly; and

•	Being nimble and reacting fast.

2021 ANNUAL MEETING OF SHAREHOLDERS

Pre-Registering for the Annual Meeting

In order to attend the Annual Meeting, you must pre-register at www.cesonlineservices.com/gco21_vm by 8:00 a.m. Central Time on July 19, 2021. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

Shareholders of record as of June 28, 2021 may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/gco21_vm. Please have your BLUE proxy card containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 8:00 a.m. Central Time on July 19, 2021.

If you do not have your BLUE proxy card, you may still register to attend the Annual Meeting by accessing www.cesonlineservices.com/gco21_vm, but you will need to provide proof of ownership of shares of our common stock or Employees’ Subordinated Convertible Preferred Stock as of June 28, 2021 during the registration process. Such proof of ownership may include a copy of your proxy card received either from the Company or Legion or a statement showing your ownership as of June 28, 2021.

Beneficial Shareholders

Shareholders whose shares are held through a broker, bank or other nominee as of June 28, 2021 may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/gco21_vm.

Please have your BLUE voting instruction form or other communication containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 8:00 a.m. Central Time on July 19, 2021.

Questions on How to Pre-register

If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at 1(877) 825-8772 (toll-free from the U.S. and Canada) or +1(412) 232-3651.

Attending the Annual Meeting

After you register, Corporate Election Services will send you a reminder email prior to the Annual Meeting with a link and instructions for entering the virtual Annual Meeting. This reminder email will contain contact information for technical support or any other questions on how to participate in the Annual Meeting.

Although the Annual Meeting webcast will begin at 8:00 a.m. Central Time on July 20, 2021, we encourage you to access the Annual Meeting site prior to the start time to allow ample time to log into the Annual Meeting webcast and test your computer system. Participants should ensure that they have a reliable Internet connection wherever they intend to participate in the Annual Meeting. Accordingly, the Annual Meeting site will first be accessible to registered shareholders beginning at 7:30 a.m. Central Time on the day of the Annual Meeting. Please be sure to check in by 7:30 a.m. Central Time on July 20, 2021, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live webcast begins.

Shareholders as of the close of business on June 28, 2021 who register, attend and participate in the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the Annual Meeting. These shareholders may also submit a question in advance of the Annual Meeting by registering at www.cesonlineservices.com/gco21_vm.

We will make available a list of shareholders of record as of the close of business on June 28, 2021 for inspection by shareholders for any purpose germane to the Annual Meeting from July 10, 2021 through July 20, 2021 at our headquarters located at Genesco Park, 1415 Murfreesboro Pike, Nashville, Tennessee 37217. Due to the fact that the normal business hours of our headquarters have been affected due to the COVID-19 pandemic, if you wish to inspect the list, please submit your request, along with proof of ownership, by email to shareholderlist@genesco.com. The list will also be available electronically on the meeting website during the live webcast of the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the BLUE proxy card. Additional information and our proxy materials can also be found at

www.readourmaterials.com/gco2021.

.

IMPORTANT INFORMATION ON VOTING

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE

PROXY CONTEST BEING CONDUCTED BY LEGION

There are three proposals scheduled to be voted on at the Annual Meeting:

•	The election of each of the nine directors listed in this proxy statement.

•	A non-binding, advisory vote on the Company’s named executive officers’ compensation.

•	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR ALL” THE ELECTION OF ALL OF THE NINE DIRECTORS LISTED IN THIS PROXY STATEMENT UNDER PROPOSAL 1, “FOR” THE NON-BINDING, ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICERS’ COMPENSATION UNDER PROPOSAL 2, AND “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR THE CURRENT FISCAL YEAR UNDER PROPOSAL 3 USING THE ENCLOSED BLUE PROXY CARD.

THE BOARD URGES YOU NOT TO SIGN, RETURN OR VOTE ANY WHITE PROXY CARD THAT MAY BE SENT TO YOU BY LEGION EVEN AS A PROTEST VOTE, AS ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED. IF YOU HAVE PREVIOUSLY SUBMITTED A VOTE USING THE WHITE PROXY CARD SENT TO YOU BY LEGION, YOU CAN REVOKE IT BY USING THE ENCLOSED BLUE PROXY CARD TO VOTE “FOR ALL” OUR BOARD’S NOMINEES AND “FOR” ALL OTHER PROPOSALS RECOMMENDED BY OUR BOARD.

All valid proxies will be voted as the Board unanimously recommends (i.e., FOR ALL the election of all of the nine directors listed in this proxy statement, FOR the non-binding, advisory vote on the Company’s named executive officers’ compensation, and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year), unless otherwise specified. A shareholder may revoke a proxy before the proxy is voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy, by casting a new vote by telephone or the Internet or by attending the virtual Annual Meeting and voting the shares the proxy represents at the Annual Meeting.

Under our governing documents, no other business may be raised by shareholders at the Annual Meeting unless proper and timely notice has been given to us by the shareholders seeking to bring such business before the Annual Meeting. As of the date of this Proxy Statement, the Board knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of the persons named on the BLUE proxy card, to whom you are granting your proxy and to whom such proxy confers discretionary authority to vote on any unanticipated matters, to vote in accordance with their best judgment on such matters.

Legion Partners Asset Management, LLC (“Legion”) has provided notice to the Company of its intent to nominate a slate of four nominees (the “Legion Nominees”) for election as directors at the Annual Meeting, and has filed proxy materials soliciting proxies for the election of four director nominees at the Annual Meeting in opposition to the nominees proposed by the Board. The Board does NOT endorse any Legion Nominee and unanimously recommends that you vote “FOR ALL” the election of all of the nominees proposed by the Board on the BLUE proxy card. The Board further urges you to discard any and all proxy cards provided to you by Legion.

You may receive opposition proxy solicitation materials from Legion. The Board recommends that you disregard any white proxy cards you may receive. We are not responsible for the accuracy of any information provided by or relating to Legion or their nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Legion or any other statements that Legion may otherwise make. The Board strongly urges you not to sign or return any white proxy card sent to you by Legion. If you have already voted using the white proxy card provided by Legion, you have the right to change your vote by using the enclosed BLUE proxy card to vote by telephone or via the Internet by following the instructions provided on the card. You may also submit your vote by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided. Only the latest dated proxy card you submit will be counted.

If you vote “withhold” on the Legion Nominees using the white proxy card provided by the Legion, your vote will not be counted as a vote for the Board’s nominees, but will result in the revocation of any previous vote you may have cast on the Company’s BLUE proxy card. If you wish to vote pursuant to the recommendation of the Board, you should disregard any white proxy card that you receive and vote the BLUE proxy card.

It is extremely important that your shares be represented and voted at the Annual Meeting. If you have any questions or need assistance voting, please call Innisfree, our proxy solicitor, at 1(877) 825-8772 (toll-free from the U.S. and Canada) or +1(412) 232-3651.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. We urge you to use the enclosed BLUE proxy card to vote by telephone or Internet or to sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided. Voting now will not limit your right to change your vote or to attend the Annual Meeting. If you should be present at the Annual Meeting and desire to vote by ballot, that vote will revoke any previously submitted proxy. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you received from the holder of record in order to vote your shares. If your shares are held in the name of a broker, bank or other holder of record, you must provide a legal proxy from such holder of record in order to vote by ballot at the Annual Meeting.

If you receive multiple Proxy Statements or BLUE proxy cards, your shares are likely registered differently or are in more than one account, such as individually and also jointly with your spouse. Please vote each and every BLUE proxy card or BLUE voting instruction form you receive. Since Legion has submitted an opposing slate of directors, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure shareholders have our latest proxy information and materials to vote. We will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. Only the latest dated proxy you submit will be counted. If you wish to vote as recommended by the Board, then you should only submit proxies using the BLUE proxy cards.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 20, 2021:

The proxy statement for the Annual Meeting, the form of BLUE proxy card and the annual report for the fiscal year ended January 30, 2021 are available free of charge at www.readourmaterials.com/gco2021, which does not have “cookies” that identify visitors to the site.

These proxy materials were first mailed to certain shareholders on or about June 7, 2021. However, only shareholders of record at the close of business on June 28, 2021 are entitled to vote at the Annual Meeting. If you request another paper copy or an email copy of the proxy materials, you will receive an email with a link to the current meeting materials. To request another paper copy or an email copy, please call our proxy solicitor, Innisfree, at 1(877) 825-8772 (toll-free from the U.S. and Canada) or +1(412) 232-3651.

BACKGROUND OF SOLICITATION

On April 12, 2021, (i) affiliates of Legion filed a Schedule 13D (as amended, the “Schedule 13D”) with the Securities and Exchange Commission (the “SEC”) disclosing ownership of 5.59% of the Company’s common stock and that it had become a new shareholder of the Company in January 2021 and (ii) the Company received notice from Legion of its intent to nominate a slate of seven directors for election to the Company’s Board at the 2021 Annual Meeting. On April 22, 2021, affiliates of Legion filed Amendment No. 1 to its Schedule 13D with the SEC disclosing ownership of 5.94% of the Common Stock.

This marks the second time in the past three years in which Legion has sought one or more seats on the Board. The discussion below outlines the key events and significant contacts between the Company, on the one hand, and Legion, on the other hand, during the last three years.

On April 25, 2018, the Company entered into an agreement (the “Cooperation Agreement”) with Legion and 4010 Capital, LLC and certain of their affiliates (collectively, the “Investor Group”). Pursuant to the Cooperation Agreement, the Company increased the size of the Board by two directors and immediately appointed two new independent directors, Marjorie L. Bowen and Joshua E. Schechter, to the Company’s Board. The Company also nominated Ms. Bowen and Mr. Schechter at the Company’s 2018 annual meeting of shareholders and appointed Ms. Bowen and Mr. Schechter to the Board’s strategic alternatives committee, which met nine times and undertook an updated strategic alternatives review of the Company’s portfolio and alternatives. Ms. Bowen and Mr. Schechter served as directors for one year and were not nominated for reelection at the Company’s 2019 annual meeting of shareholders.

On August 30, 2018, less than six months after the Investor Group entered into the Cooperation Agreement, the Investor Group filed an amendment to their Schedule 13D dated January 16, 2018, confirming that they had reduced their position below a 5% ownership level. By March 31, 2019, the Investor Group had sold its entire position in the Company’s stock.

To the Company’s knowledge, Legion was not a shareholder prior to September 30, 2017 or from the period between March 31, 2019 and December 31, 2020. Legion did not communicate with the Company during that period. During such period, the Company continued to review, with the active involvement of the Board, Genesco’s strategy, portfolio, operations, and management team and board composition. The Board determined to transition the Chief Executive Officer and Chief Financial Officer roles, as well as other positions, to further accelerate the Company’s initiatives and create shareholder and stakeholder value and intensify its board development and refreshment process, considering how best to enhance the skill sets represented on the Board and bring additional valuable perspectives into the boardroom while also facilitating appropriate retirements over time.

On January 11, 2021, Mimi E. Vaughn, the Company’s president and chief executive officer, and Thomas A. George, the Company’s senior vice president – finance and interim chief financial officer participated in an ICR virtual conference and discussed the Company’s strategy, priorities and performance. While representatives of Legion attended this virtual meeting, they made no mention of any criticisms of the Board, the Company or its performance at the conference. Legion increased its investment in the Company following such investor presentation.

On March 12, 2021, at the request of Legion, Ms. Vaughn and Mr. George spoke with representatives of Legion by telephone about the Company’s fiscal year ended January 30, 2021 (“Fiscal 2021”) earnings results, which had been released on March 11, 2021. During the call, representatives of Legion made no mention of any criticisms of the Company or the Board. That call was also the first time that Legion disclosed that it had once again become a shareholder of the Company. Legion increased its investment in the Company during such quarter and following the Company’s release of its earnings results.

On March 15, 2021, Legion, through its legal counsel, requested a copy of the Company’s questionnaire for director nominees, and on March 25, 2021, the Company provided the requested questionnaire to Legion’s legal counsel.

On April 1, 2021, Ms. Vaughn, Mr. George and Matthew C. Diamond, the Company’s lead independent director, spoke with representatives of Legion by telephone. Representatives of Legion presented their views of the Company’s performance and demanded that, at a minimum, a majority of the Company’s Board should be replaced. Representatives of Legion refused to give any detail or provide any information on the skills, experience or qualifications that Legion thought were appropriate for new Board members. Representatives of Legion requested a response from the Company no later than by the following week with respect to its demand that a majority of the Company’s Board be replaced. This was the first time since 2018 that Legion requested seats on the Board or criticized the Company or the composition of the Board.

On April 6, 2021, the Board met to consider Legion’s demand and determined that more information was needed from Legion to assess its demand.

On April 9, 2021, Mr. Diamond and Ms. Vaughn spoke with representatives of Legion by telephone. Mr. Diamond and Ms. Vaughn requested information about what skills, experience and qualifications Legion was seeking in new directors and expressed an openness in evaluating nominees. Representatives of Legion again refused to respond to Mr. Diamond’s and Ms. Vaughn’s requests for information or engage in any way in a discussion about Legion’s view of possible new additions to the Board. Mr. Diamond and Ms. Vaughn asked the Legion representatives if they intended to make their concerns public and expressed their view that doing so would not be in the best interests of the Company’s shareholders. Mr. Diamond and Ms. Vaughn expressed a desire to continue discussions privately with Legion representatives. At no time during this call did Mr. Diamond or Ms. Vaughn state a conclusion with respect to Legion’s request to replace a majority of the Board; however, Legion representatives refused to engage in any discussion.

On April 12, 2021, Legion filed a Schedule 13D disclosing that it beneficially owned more than 5% of the Company’s common stock, and, unknown to the Company at the time, privately proceeded with obtaining written consents from all seven of its director candidates to participate in a proxy contest against the Company. Legion then delivered its formal nomination notice, indicating an intent to nominate a control slate of seven director candidates, consisting of Ms. Bowen, Mr. Thomas Kibarian, Ms. Margenett Moore-Roberts, Ms. Dawn Robertson, Ms. Patricia Ross, Ms. Georgina Russell and Mr. Hobart Sichel for election at the 2021 Annual Meeting.

On April 12, 2021, Legion issued a public letter to the Company’s shareholders raising a number of criticisms Legion had not previously shared with the Board or management.

On April 12, 2021, the Company issued a press release in response to Legion’s public letter. The press release indicated that the Board was in the process of reviewing Legion’s candidates and expressed surprise at Legion’s nominations in light of Legion’s continued lack of responsiveness to the Board’s repeated requests for their input and ideas or sharing their proposed candidates in advance. The press release also discussed the Board’s commitment to its ongoing refreshment process, which has been designed to assist the Board in ensuring a mix of skill sets, expertise, diversity and fresh perspectives in its membership in order to meet the strategic needs of the Company, as the Board executes its strategy and positions the Company to succeed in an increasingly digital retail environment.

On April 12, 2021, the Board met to discuss the recent developments. Consistent with its fiduciary duties and ongoing board development and refreshment process which had begun prior to Legion’s recent investments in the

Company and Legion’s campaign for board change, the Board committed to review the notice and consider Legion’s proposed director candidates.

On April 16, 2021, Legion filed preliminary proxy materials with the SEC, disclosing an opposing slate of seven director candidates, consisting of Ms. Bowen, Mr. Kibarian, Ms. Moore-Roberts, Ms. Robertson, Ms. Ross, Ms. Russell and Mr. Sichel, for election at the 2021 Annual Meeting.

On April 19, 2021, (i) in light of the time necessary for the Board and the Company’s shareholders to conduct a thorough review of Legion’s opposing slate, and (ii) to provide shareholders with adequate time to make a considered decision about director candidates, the Board announced that the Company planned to schedule its Annual Meeting in mid-July.

On April 20, 2021, Legion issued a public letter to the Company’s shareholders raising criticisms of the Company’s decision to delay the Annual Meeting in order to allow the Company’s shareholders more time to review the nominees for director.

On April 22, 2021, Legion delivered a formal supplement to its notice to nominate directors to the Company’s Board, indicating that it was withdrawing its nomination of Ms. Ross to the Company’s Board and indicating its intent to nominate Mr. Eugene McCarthy for election at the Annual Meeting and providing nomination materials regarding Mr. McCarthy.

On April 27, 2021, Legion filed revised preliminary proxy materials with the SEC.

On April 27, 2021, Egon Zehnder, a nationally recognized independent director and executive search firm engaged by the Company, contacted the Legion nominees requesting an interview on behalf of the Board and the nominating and governance committee. On April 27 and 28, the Legion candidates responded to Egon Zehnder saying that Legion was not permitting such interviews to occur.

On April 29, 2021, a representative of Legion emailed Ms. Vaughn in response to the outreach efforts by Egon Zehnder to the Legion nominees, stating that Legion would not permit their nominees to be interviewed absent a better understanding of the Company’s Board refreshment process.

On April 29, 2021, Ms. Vaughn responded to Legion’s email noting that when Mr. Diamond and Ms. Vaughn previously invited Legion to work with the Company and be part of its ongoing Board refreshment process, Legion declined. However, Ms. Vaughn offered to meet with representatives of Legion on May 3, 2021. In her email response to Legion, Ms. Vaughn noted that the Board continues to be engaged in board development and refreshment efforts and regularly considers new candidates for the Board. Ms. Vaughn also noted that she and Mr. Diamond had both made clear to Legion that the Company is open to consider candidates Legion might want to propose, as well as to hear their views on skill sets Legion believes are important for the Company’s Board. However, in lieu of engaging with the Board on any of these matters or working with the Company privately and directly, Legion told Mr. Diamond and Ms. Vaughn that a majority of the Board must be replaced, refused to provide any names or candidate profiles and then publicly announced a slate of seven candidates to replace all the Company’s Board members except one. Despite the Board’s disappointment in Legion’s unwillingness to engage with the Company privately, the Board remained committed to assessing and seriously considering Legion’s candidates and receiving Legion’s input.

On May 3, 2021, Mr. Diamond, Ms. Vaughn and Scott Becker, the Company’s senior vice president, general counsel and secretary, met with representatives of Legion by telephone. On that call, representatives of Legion offered to settle the proxy contest on the following terms: (i) Legion would permit Ms. Vaughn and another unidentified director to remain on the Board, (ii) the Company would agree to put four of Legion’s nominees on the Board (without identifying who those four nominees would be but indicating that Legion would determine which four), and (iii) Legion and the Company would mutually agree on two new Board members for a total of eight Board members. Mr. Diamond and Ms. Vaughn agreed to take Legion’s proposal to the full Board for consideration.

On May 6, 2021, the Board met to consider Legion’s proposal. After careful consideration, the Board instructed Mr. Diamond to convey to Legion that the Board did not believe it was in the best interests of the Company’s shareholders to turn over a majority of the Board at the Annual Meeting, but that the Company remained interested in engaging with Legion around Board refreshment short of turning over a majority of the Board.

On May 7, 2021, Mr. Diamond and Ms. Vaughn spoke again with representatives of Legion by telephone. Mr. Diamond and Ms. Vaughn again conveyed the Board’s position that it did not believe it was in the best interests of the Company’s shareholders to replace a majority of the Board at the Annual Meeting but would be willing to discuss a settlement in which less than a majority of the Board would be refreshed. Mr. Diamond and Ms. Vaughn also reiterated their request to have Egon Zehnder interview Legion’s director candidates. Representatives of Legion asked that Ms. Vaughn and Mr. Diamond present them with the Company’s proposal with respect to refreshment.

On May 10, 2021, Mr. Diamond and Ms. Vaughn spoke with representatives of Legion by telephone and discussed our Board refreshment process, including two new Board members among others identified by the Company who could be part of a potential settlement with Legion that would reflect continued Board refreshment in cooperation with Legion and that Genesco would continue to consider potential board retirements and the size of the Board. Representatives of Legion stated that they would consider the Company’s proposal.

On May 12, 2021, Legion sent an email to Ms. Vaughn in which it questioned the Board’s good faith and set forth a new proposal to replace a majority of the Board at the Annual Meeting. Under this proposal, two new directors mutually selected by the Company and Legion, and three new directors selected unilaterally by Legion, would join the Board, and four incumbent directors would leave the Board. The proposal also contemplated that two of the new directors would join the nominating and governance committee, one would join the compensation committee, and the Board would establish a new strategic alternatives review committee with four members, including two new directors selected unilaterally by Legion.

On May 14, 2021, the Board met to discuss Legion’s proposal of May 12, 2021 (the “May 12 Proposal”). The Board asked Mr. Diamond and Ms. Vaughn to convey to Legion again that the Board did not believe it to be in the best interests of the Company and its shareholders to turn over a majority of the Board at the Annual Meeting, but that the Board remained willing to continue discussions with Legion about Board refreshment with directors who possess the skill sets and experiences needed to add value to the Board.

On May 14, 2021, legal counsel for the Company reached out to legal counsel for Legion to discuss Legion’s May 12 Proposal and the Board’s response. The Company’s counsel conveyed the Board’s message, and the parties discussed various aspects of Legion’s May 12 Proposal. Legion’s counsel indicated that she would discuss the Company’s response with Legion.

On May 15, 2021, the Company’s legal counsel spoke again with Legion’s counsel. On this call, Legion’s counsel proposed that (i) the Company’s Board be expanded to 10 members, (ii) three new directors selected by the Company and two new directors selected by Legion be appointed to the Board (with no indication of who Legion’s two directors would be), (iii) three directors would resign from the Board at the Annual Meeting (two of whom would be Mr. Diamond and Mr. Dickens) and that one additional director would retire in 2022 and (iv) that a strategic alternatives review committee be formed. The Company’s counsel agreed to convey the proposal to the Company.

On May 15, 2021, the Company determined that there was a material omission or misrepresentation in the director nominee questionnaire required by the Company’s Bylaws and delivered by Legion to the Company with respect to one of its nominees. Thereafter, legal counsel for the Company reached out to Legion’s counsel to discuss the omission and to convey the Board’s concerns about Legion’s proposed directors and Legion’s vetting process for its nominees.

On May 16, 2021, Legion sent a letter to the Company’s Board defending its slate of nominees including the nominee for whom there was a material omission or misrepresentation in the director nominee questionnaire. On May 16, 2021, certain Board members and members of management met to discuss the letter from Legion.

On May 17, 2021, counsel for the Company again reached out to counsel for Legion and discussed the possibility of: (i) adding three new directors selected by the Company to the Board, (ii) subsequently adding a fourth new director to be mutually agreed by the Company and Legion, (iii) having up to two current Board members retire at the Annual Meeting and (iv) Legion entering into a two-year standstill agreement. Legion’s counsel stated that she would discuss the proposal with Legion.

On May 17, 2021, counsel for Legion spoke with the Company’s counsel and indicated that Legion was now willing to discuss settlement terms only if the Company would first agree that, at a minimum, at least three current Board members would retire at the Annual Meeting, with the identities of two of the three retirements being determined by Legion, which Legion determined would be Mr. Dickens and Mr. Diamond, with the third retirement to be mutually agreed with Legion, and that Legion would permit further retirements to occur afterwards.

On May 18, 2021, the Company’s legal counsel again reached out to Legion’s counsel to convey the Company’s continued interest in engaging in constructive conversations regarding Board refreshment and discussed various matters.

On May 19, 2021, the Board sent Legion a letter conveying disappointment at the course of discussions and interactions with Legion. The letter noted, among other things, that Legion (i) had refused to engage in any meaningful dialogue with the Company and the Board before going public with a slate of directors to replace seven of the Company’s eight Board members, (ii) continued to demand to replace a majority of the Board at the Annual Meeting after being told that the Board did not believe it was in the interests of the Company or its shareholders to do so, (iii) repeatedly refused to provide any suggestions or ideas for the Company’s business despite the Company’s repeated requests for this input, (iv) refused to identify its candidates to the Company before launching a public campaign, and (v) launched a harmful public campaign with specious and misleading attacks, causing unnecessary disruption, damage and expense to the Company. Notwithstanding Legion’s actions, the Board noted that it remained willing to continue to seek a path for a reasonable resolution and conclusion to Legion’s campaign, including the addition of new Board members and the retirement of existing Board members, taking into account tenure, contributions and skill sets in the context of the pro forma Board and the going-forward needs of the Company for the benefit of all shareholders.

On May 19, 2021, the Board met to consider candidates for nomination to the Board, including Legion’s seven candidates, and the decision of Mr. Dickens and Ms. Mason to retire from the Board and not stand for re-election. The nominating and governance committee and the Board each discussed and reviewed materials provided by Egon Zehnder with respect to three new potential director candidates, Angel R. Martinez, Mary E. Meixelsperger and Gregory A. Sandfort, as well as the seven director candidates proposed by Legion. The nominating and governance committee and the Board also engaged in a broader discussion of the board development and refreshment process that had been underway, which process had intensified the prior year. The nominating and governance committee and the Board concluded that the three potential candidates should be appointed to the Board and that significant concerns remained with respect to Legion’s proposed candidates. The Board believed it was in the best interests of the Company and all of its shareholders to present a slate to shareholders that included Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort alongside the continuing incumbent directors. The nominating and governance committee and the

Board also discussed how these determinations furthered the governance framework for retirements taking into account tenure, contributions and skill sets. The Board also affirmed that Genesco remained open to dialogue and achieving a constructive resolution with Legion.

Later on May 19, 2021, counsel for each of the Company and Legion spoke several times. In these discussions, following consideration of the Board’s letter to Legion, counsel for Legion discussed the possibility of Legion withdrawing its campaign in the context of a two-year construct in which up to two members of Legion’s slate would join the Board alongside the three new candidates identified through the Board’s process, at least three retirements of incumbent directors would occur, with two departures this year and a third departure by next year (with the identities of two of such retirements being identified by Legion and the third retirement to be agreed with Legion, with Legion insisting that Mr. Diamond be one of the three retirements) and a two-year standstill would apply. In a subsequent discussion following consultation with certain members of the Board and management, counsel for the Company conveyed to Legion’s counsel that following further consideration, given the substantial amount of Board refreshment that would occur this year and that had already occurred in the prior two years, it would be more appropriate from a governance perspective to take a single year approach to a resolution with Legion. Counsel for the Company proposed a resolution in which four new nominees would join the Board this year, including one candidate from Legion’s slate, and two retirements would occur this year, resulting in a majority of the Board having been refreshed over the past two years, a substantial reduction in the average tenure of the Board, increased diversity on the Board and enhanced skill sets. Counsel for the Company made the point that the substantially reconstituted Board should be able to make future determinations about Board composition in accordance with its fiduciary duties (including as to further board additions, retirements and strategy reviews) without being locked in to a predetermined result. Counsel for the Company also pointed out that, under this proposal, Legion would be free to run a proxy contest at the 2022 annual meeting if it wished to do so.

On May 20, 2021, counsel for Legion communicated to counsel for the Company that Legion would not accept the proposed one-year construct for obligations on Legion and the Company, and that it would only enter into a resolution if Mr. Diamond committed to leave the Board no later than next year. Counsel for Legion also indicated that any settlement would be expected to include additional terms, including expense reimbursement for Legion, director replacement rights for Legion and other terms to be negotiated and agreed. Counsel for the Company indicated that this multi-year construct would be inconsistent with allowing the substantially reconstituted Board to make its own determinations in future years with respect to appropriate board refreshment, including using a framework of tenure, contributions and skill sets to determine the future composition of the Board.

On the evening of May 20, 2021, the Board met to continue to discuss matters concerning nominations for the Annual Meeting and the status of discussions with Legion. After discussion, the Board determined that the proposal for a resolution communicated by counsel for Legion was not in the best interest of the Company and its shareholders and that the Board should move forward to nominate its slate of directors. The Board also expressed a desire to remain open to a potential resolution with Legion in the future after announcement of the Board’s slate. Accordingly, the Board, upon the recommendation of the nominating and governance committee, unanimously determined to increase the size of the Board to 11 and unanimously approved the appointment of each of Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort to the Company’s Board and the appointment of Mr. Martinez to the nominating and governance committee, the appointment of Ms. Meixelsperger to the audit committee and the appointment of Mr. Sandfort to the compensation committee. The Board, with the recommendation of the nominating and governance committee, determined not to nominate any of Legion’s candidates to the Board’s slate for election at the Annual Meeting and approved the nomination of the Board’s slate of director nominees, consisting of the three new directors and six other incumbent directors, other than Mr. Dickens and Ms. Mason.

On May 21, 2021, the Company announced its recommended nominees for election at the Annual Meeting and filed a preliminary proxy statement with the SEC.

On May 24, 2021, Legion sent a letter to the Board withdrawing its nomination of Mr. Kibarian, Mr. McCarthy and Ms. Russell and requesting for the first time that the Company agree to use a universal proxy card for the Annual Meeting. Legion also issued a press release regarding such matters and related items, in which Legion also criticized the Company’s three highly-qualified and newly-added directors, Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort. On the same day, Legion also filed revised preliminary proxy materials with the SEC reducing their number of proposed nominees to four and disclosing an opposing slate consisting of Ms. Bowen, Ms. Moore-Roberts, Ms. Robertson and Mr. Sichel. The reduced slate no longer included the nominee who made a material omission or misrepresentation in the director nominee questionnaire.

On June 1, 2021, Legion issued a press release disclosing that the Company had not yet substantively responded to its request that the Company use a universal proxy card, a request that the Company only first received a week before and several days prior to the Company’s scheduled earnings release and related conference call.

On June 7, 2021, the Company filed this definitive proxy statement with the SEC and commenced mailing of the definitive proxy statement, proxy card, annual report and other materials to shareholders in preparation for the Annual Meeting.

VOTING SECURITIES

The holders of the Company’s Employees’ Subordinated Convertible Preferred Stock and the common stock will vote together as a single group at the Annual Meeting.

June 28, 2021 is the record date for determining who is entitled to receive notice of and to vote at the Annual Meeting. On June 3, 2021, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

Class of Stock	No. of Shares	Votes per Share	Total Votes
Employees’ Subordinated Convertible Preferred Stock	28,375	1	28,375
Common Stock	14,955,924	1	14,955,924

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the Annual Meeting, it is considered present for quorum purposes for the rest of the Annual Meeting. For the election of directors, you may vote FOR ALL of the nominees to the Board, or you may WITHHOLD authority with respect to all nominees or one or more nominees. For all other proposals, you may vote FOR or AGAINST each proposal or abstain from voting on the proposal. Abstentions and shares represented at the meeting, but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”), will be counted for quorum purposes but not as votes cast FOR or AGAINST a matter. Accordingly, for all proposals, neither abstentions nor broker non-votes will have any legal effect on whether a proposal is approved. Additionally, WITHHOLD votes will have no effect on the outcome of the election of directors. Typically, the ratification of the independent registered public accounting firm is a routine matter as to which, under applicable NYSE rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting. However, because Legion has initiated a proxy contest, to the extent that Legion provides a proxy card or voting instruction form to shareholders who hold their shares in “street” name, brokers will not have discretionary voting authority to vote on any of the proposals at the Annual Meeting. As a result, assuming Legion has provided you with its proxy materials, all proposals disclosed in this proxy statement will be considered non-routine under the rules of the NYSE and your broker will not vote your shares on any proposal at this important meeting without your instructions. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters.

The election of directors is determined by a plurality vote standard so that the nine director nominees receiving the most votes will be elected. The proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST. The executive compensation of the Company’s named executive officers will be deemed approved if the votes cast FOR the proposal exceed the votes cast AGAINST; however, this is an advisory vote and is not binding on the Board.

The Board unanimously recommends that you vote “FOR ALL” the election of all of the nominees proposed by the Board on the BLUE proxy card. The Board does NOT endorse any Legion Nominee and further urges you to discard any and all white proxy cards provided to you by Legion. If you vote “withhold” on the Legion Nominees using the white proxy card provided by Legion, your vote will not be counted as a vote for the Board’s nominees, but will result in the revocation of any previous vote you may have cast on the Company’s BLUE proxy card. If you wish to support the Company, you should disregard any white proxy card that you receive and vote the BLUE proxy card instead.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently has eleven directors. Mr. Dickens and Ms. Mason, who currently serve on the Board, will not be standing for re-election at the Annual Meeting, and, therefore, the size of the Board will decrease from eleven to nine directors, with nine directors to be elected at the Annual Meeting. They will hold office until the next Annual Meeting and until their successors are elected and qualified. A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. All directors have been previously elected by the Company’s shareholders, except for Mr. Lambros, Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the Annual Meeting, the Board may reduce the number of directors comprising the Board, as permitted by the Company’s Amended and Restated Bylaws (the “Bylaws”), or the proxies will be voted for a substitute nominee recommended by the Board.

The Board unanimously recommends that the shareholders vote FOR ALL of the director nominees.

Legion has notified the Company of its intent to nominate, and has filed proxy materials soliciting proxies for the election of, four nominees for election as directors at the 2021 Annual Meeting. The Board does not endorse any Legion Nominee and unanimously recommends that you disregard any white proxy card that may be sent to you by Legion. Voting to “withhold” with respect to any Legion Nominee on its proxy card is not the same as voting for the Board’s nominees, because a vote to “withhold” with respect to any Legion Nominee on its white proxy card will revoke any previous BLUE proxy card submitted by you. If you have already voted using a proxy card sent to you by Legion, you have every right to change your vote and we urge you to revoke that proxy by voting the enclosed BLUE proxy card by telephone or by Internet, or by signing, dating and returning it promptly. Only the latest dated validly executed proxy that you submit will be counted.

Information Concerning Nominees

All the Company’s directors have demonstrated business acumen, the ability to exercise sound business judgment, and a commitment to serve the Company as directors. They also bring a variety of professional backgrounds and leadership experience that contribute to the effectiveness of the Board in fulfilling its responsibilities to the Company. Set forth below is biographical information about each director and a discussion of factors in his or her experience that the Board views as supporting his or her continued service on the Board.

JOANNA BARSH, 68, Independent Consultant; Senior Partner Emeritus, McKinsey & Company. Ms. Barsh joined Genesco’s Board in 2013. She became a senior partner emeritus of McKinsey & Company, a global management consulting firm, in March 2013, after more than 30 years with that firm, where she had been a senior partner since 1994. She is the author of several books and an expert on leadership development, growth strategy, organization effectiveness and performance transformation. Ms. Barsh has counseled over 100 companies, organizations and governments around the world in the retail, consumer products, direct selling, private equity, and media sectors on strategic and operational issues. She is a strong advocate for women, serving on New York City’s Commission on Women’s Issues for over a decade and leading ground-breaking research for The Wall Street Journal’s Women in Econ Task Force and for the U.S. Chamber of Commerce. She is also a member of former Secretary Clinton’s International Council of Women Business Leaders, co-chairing its Leadership Working Group. The Board believes that Ms. Barsh’s expertise gained through more than three decades of helping management teams and boards identify market opportunities, chart and implement strategies, identify and execute business transformations and navigate industry transitions, as well as her extensive research on advancing women and people of color in the workplace, provide valuable insight to Genesco’s Board and management.

MATTHEW C. DIAMOND, 52, Former Chief Executive Officer, Defy Media, LLC. Mr. Diamond has been an operator, investor, and entrepreneur in digital media and retail for over 25 years and is a pioneer in digital commerce and media. Since January 2013, Mr. Diamond has actively managed a portfolio of private investments, including Motom, LLC, a social shopping platform, which he founded in April 2019 and to which he continues to provide leadership and strategic advice. He co-founded Alloy, Inc. (formerly Nasdaq: ALOY) in 1996, a privately-held marketing and media company focusing on the youth demographic through television, film, and digital media, which merged with Break Media in October 2013 to form Defy Media. From 2010 to 2013, he led the successful sale of over eight Alloy businesses to a combination of strategic and private equity buyers. He served as chief executive officer of Defy Media, LLC from October 2013 until November 2018. Mr. Diamond was a director of Alloy since its founding, and was named its chairman and chief executive officer in 1999. Mr. Diamond was instrumental in the establishment of Alloy’s multi-discipline marketing unit, Alloy Media + Marketing, and led key expansions, including Alloy Entertainment, the youth media behemoth, which was sold to Warner Bros. Television Group; Channel One, the award-winning premiere television news network for teens; and Alloy Education, a leader in student recruitment solutions for higher education. Mr. Diamond has presided over some of the largest youth brands of the last quarter century including, Delia’s, Alloy, CCS, Smosh, Honest Trailers, “Gossip Girl,” “Sisterhood of the Traveling Pants,” “Vampire Diaries,” “Pretty Little Liars,” and Channel One Media. He also served as board member during the early stages of Rent the Runway and GoNoodle. Mr. Diamond continues to work with multiple leading edge companies and brands seeking to reach consumers through all aspects of digital and social media. He has been a director of Genesco since 2001. The Board considers Mr. Diamond’s experience in youth branding and marketing and insights into navigating and leveraging demographic trends (including as it relates to a key demographic of the Company’s Journeys business), and his knowledge of social media, digital media and commerce, omni-channel and direct retail and marketing, strategic planning and his senior management experience to be important contributors to the effectiveness of Genesco’s Board.

JOHN F. LAMBROS, 55, President of GCA-U.S. Mr. Lambros currently serves and has served as president of GCA-U.S., a global investment bank, since May 2018 and as managing director and head of its digital media banking practice since 2004. He currently serves and has served as a member of the firm’s US executive committee since January 2017 and as a member of the board of directors of GCA Corporation, its parent company (TYO: 2174) since March 2018. Mr. Lambros has been an active advisor to and operator in the digital media and emerging technology markets. As an investment banker, Mr. Lambros has led more than 250 public and private market financings, merger and acquisition transactions, recapitalizations, joint ventures and senior and subordinated debt financings. From 2000 to 2003, he was senior vice president of business development for Into Networks, a broadband technology company. From 1993 to 2000, Mr. Lambros was a banker at Morgan Stanley & Co., where he served as a vice president and member of the global communications group focused on advising emerging telecommunications, media and technology clients. The Board considers Mr. Lambros’ experience in corporate finance, digital media, emerging technology sectors, as well as his experience with strategic portfolio reviews, M&A, transaction matters and capital markets to be beneficial to Genesco’s Board.

THURGOOD MARSHALL, JR., 64, Retired Partner, Morgan, Lewis & Bockius LLP. Mr. Marshall, who joined Genesco’s Board in 2012, was a partner in the Washington, D.C. office of the law firm of Morgan, Lewis & Bockius LLP until his retirement in September 2019. He also serves on the board of CoreCivic Inc. (NYSE: CXW), a publicly-traded, full-service corrections management and real estate solutions provider. He is a former board member of the Ethics Compliance and Certification Institute, the United States Postal Service and the Ford Foundation. Mr. Marshall works at the intersection of law, business, politics and policy. He has practiced law, held senior government appointments, and he serves on an array of corporate and non-profit boards. Mr. Marshall’s professional background includes service in all three branches of the federal government and in the private sector. Prior to joining a predecessor of Morgan, Lewis & Bockius LLP as a partner in 2001, he served in roles including Assistant to the President and Cabinet Secretary from 1997 to 2001, co-chair of the White House Olympic Task Force in connection with the 2002 Winter Olympics, director of legislative affairs and deputy counsel to the Vice President, counsel to the Senate Judiciary Committee, the Committee on Commerce, Science & Transportation, and the Governmental Affairs Committee, and as a judicial clerk to the Honorable Barrington D. Parker of the U.S. District Court for the District of Columbia. The Board believes that Mr. Marshall’s extensive experience in government service, insight into regulatory affairs, and his expertise in corporate governance and oversight, ethics and risk management and stakeholder relations gained through service as a director in for-profit, non-profit, and public sectors, bring unique and valuable perspective to Genesco.

ANGEL R. MARTINEZ, 66, Retired Chief Executive Officer and Chairman of the Board of Directors, Deckers Brands. Mr. Martinez served as chief executive officer and president of Deckers Brands (formerly known as Deckers Outdoor Corporation) (NYSE: DECK), a footwear designer and distributor whose brands include UGG, Teva, Sanuk, Hoka One One and Koolaburra, from April 2005 until his retirement in June 2016, as executive chairman of the board from 2008 until June 2016, and as non-executive chairman of the board from June 2016 until September 2017. Prior to joining Deckers, Mr. Martinez was co-founder of Keen LLC, an outdoor footwear manufacturer, and served as its president, chief executive officer and vice chairman from April 2003 to March 2005. Prior thereto, he served as executive vice president and chief marketing officer of Reebok International Ltd. and as chief executive officer and president of The Rockport Company, a subsidiary of Reebok International Ltd. He currently serves on the board of directors and is a member of the audit committee of Korn Ferry (NYSE: KFY) and served on the board of directors and as a member of the compensation committee of Tupperware Brands Corporation (NYSE: TUP) from 1998 to 2020. The Board believes that Mr. Martinez’s 40 years of experience in the retail footwear industry and his operational and strategic knowledge, including his expertise in capital allocation, navigating and leading industry transitions and business transformation, and human capital management, gained through his experience as a leader and board member of other publicly-traded companies brings valuable insight to the Board and the Company.

KEVIN P. McDERMOTT, 67, Former Partner, KPMG LLP and Former Chief Audit Executive, Pinnacle Financial Partners, Inc. Mr. McDermott retired as a partner of the international accounting firm KPMG LLP in 2013, after having been associated with the firm for 33 years in various capacities, including audit engagement partner, SEC reviewing partner, professional practice partner, and audit partner in the firm’s Office of General Counsel. He is also a licensed Certified Public Accountant in Tennessee and New York. From March 2019 to March 2020, Mr. McDermott was chief audit executive for Pinnacle Financial Partners, Inc. (Nasdaq: PNFP). He is also currently a member of the board of directors and chair of the audit committee of Daktronics, Inc. (Nasdaq: DAKT), a publicly-traded provider of electronic scoreboards and display systems, and has served as the Lead Independent Director of Daktronics, Inc. since June 2020. He has also served on the boards of several community, arts and religious organizations. Mr. McDermott joined Genesco’s Board in 2016. The Board considers Mr. McDermott’s broad exposure to many businesses and his expertise in oversight and knowledge of accounting, auditing, and internal control over financial reporting by publicly-traded companies gained in his career to be valuable to the Board and to the Company.

MARY E. MEIXELSPERGER, 60, Chief Financial Officer, Valvoline Inc. Mary E. Meixelsperger is chief financial officer of Valvoline Inc. (NYSE: VVV) and has served in that role since June 2016. Valvoline is a leading provider of automotive services and marketer and supplier of premium branded lubricants worldwide. Valvoline operates more than 1,500 quick-lube locations in North America. Prior to joining Valvoline, Ms. Meixelsperger was senior vice president and chief financial officer of DSW Inc. (NYSE: DSW), now operating as Designer Brands Inc. (NYSE: DBI), one of North America’s largest designers, producers and retailers of footwear and accessories, from

April 2014 to June 2016, and held the roles of chief financial officer, controller and treasurer at Shopko Stores from 2006 to 2014. Ms. Meixelsperger also serves as a director of a wholly-owned subsidiary of Valvoline Inc. and served as a director of Valvoline Cummins Private Ltd., a joint venture between Valvoline Inc. and Cummins India from 2017 to 2020. She also serves as Vice Chairman of the board of United Way of the Bluegrass. Ms. Meixelsperger has over thirty years of experience in various aspects of finance, accounting, risk management, business development, strategic planning, and information technology. The Board believes that Ms. Meixelsperger’s decades of experience as a chief financial officer, her expertise and knowledge of accounting, auditing, and internal control over financial reporting by publicly-traded companies, and her experience with omni-channel strategy and the specialty footwear retail industry is valuable to the Board and to the Company.

GREGORY A. SANDFORT, 66, Former Chief Executive Officer and Director, Tractor Supply Company. Gregory A. Sandfort served as chief executive officer of Tractor Supply Company (Nasdaq: TSCO) from May 2016 to January 2020 and as a member of the board of directors of Tractor Supply from February 2013 to May 2020. Following his retirement, he served as strategic advisor and consultant to Tractor Supply from January to August 2020. Mr. Sandfort served as president and chief executive officer of Tractor Supply from December 2012 to May 2016 and as president and chief operating officer of Tractor Supply from February 2012. Mr. Sandfort also previously served in the roles of president and chief merchandising officer and executive vice president—chief merchandising officer of Tractor Supply. Mr. Sandfort served as president and chief operating officer at Michaels Stores, Inc. from March 2006 to August 2007 and as executive vice president—general merchandise manager at Michaels Stores, Inc. from January 2004 to February 2006. Mr. Sandfort has also served as a director of WD-40 Company (Nasdaq: WDFC) since 2011 and as Lead Independent Director of WD-40 Company since October 2020. He was also formerly a director of Kirkland’s, Inc. (Nasdaq: KIRK). With over 40 years of experience in the retail industry, Mr. Sandfort brings a wealth of knowledge regarding all facets of Genesco’s industry and retail, including merchandising, marketing, brand management, operations, strategic planning, human resource management and logistics. The Board considers his broad-based experience in the retail industry, his expertise in capital allocation and his understanding of customer dynamics and shifting consumer preferences and ability to leverage such understanding to successfully lead business transformations to be valuable to the Board and to the Company.

MIMI E. VAUGHN, 55, President and Chief Executive Officer, Chair of the Board, Genesco. Ms. Vaughn joined the Company in September 2003 as vice president of strategy and business development. She was named senior vice president, strategy and business development in October 2006, senior vice president of strategy and shared services in April 2009 and senior vice president—finance and chief financial officer in February 2015. In May 2019, Ms. Vaughn was named senior vice president and chief operating officer and continued to serve as senior vice president-finance and chief financial officer until her successor was appointed in June 2019. In October 2019, Ms. Vaughn was appointed to become president and chief executive officer of the Company on February 2, 2020 and was appointed as a director effective October 30, 2019. Prior to joining the Company, Ms. Vaughn was executive vice president of business development and marketing, and acting chief financial officer from 2000 to 2001, for Link2Gov Corporation in Nashville. From 1993 to 1999, she was a consultant at McKinsey & Company in Atlanta.

Current Board Composition

The following matrix provides information regarding the members of our Board nominated for election at the Annual Meeting, including demographic information for, and certain qualifications and experience possessed by, the members of our Board, which our Board believes are relevant to our business and industry and provide a range of viewpoints that are invaluable for our Board’s discussions and decision-making processes. The matrix does not encompass all of the qualifications, experiences or attributes of the members of our Board, and the fact that a particular qualification, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular qualification, experience or attribute with respect to any of the members of our Board does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of qualification and experience listed below may vary among the members of the Board.

Qualifications and Experience	Barsh	Diamond	Marshall	Martinez	McDermott	Meixelsperger	Lambros	Sandfort	Vaughn
Public Company Leadership (CEO or Board Experience)	X	X	X	X	X	—	X	X	X

Senior Leadership Experience (C-Suite Executive or Equivalent)	X	X	X	X	X	X	X	X	X

Operations Management	—	X	—	X	—	X	—	X	X

Retail or Consumer Facing Industries	X	X	—	X	—	X	X	X	X

eCommerce or Digital Experience	X	X	—	X	—	X	X	X	X

Financial, Transactional, Accounting or Regulatory Compliance	X	X	X	X	X	X	X	X	X

Demographics

Diversity (gender, race, ethnicity)	X	—	X	X	—	X	—	—	X

Years of Service	8	20	9	< 1	5	< 1	< 1	< 1	2

Ongoing Board Refreshment

The Board believes that its members, as a group, should possess skills and qualifications that best enable it to formulate and oversee the implementation of the Company’s footwear focused strategy, including diversity in professional and personal experience, background, race, gender, age and other factors of diversity that promote fresh perspectives and new ideas. The retail industry has rapidly evolved over the last decade with significant growth in omni-channel and e-commerce operations, and as a result, the appropriate skill set for our leadership has evolved with it. The Company’s Board has therefore also evolved over the years to best serve the short- and long-term needs of the Company and its shareholders, with an increased focus on leadership with branded, digital and technological expertise.

In order to address evolving needs, our Board has an ongoing refreshment program, actively assessing itself against the Company’s current and expected future needs and seeking the advice of outside experts and its shareholders. This resulted in the addition of five new directors in the past two years. In 2019, our Board added new director, Mimi E. Vaughn, augmenting our Board’s skills and experience primarily in the areas of strategic planning, financial expertise, and retail experience. The addition of Ms. Vaughn also increased the diversity of our Board.

In 2020, our Board added new director, John F. Lambros, who brings skills and expertise to our Board in the areas of corporate finance, digital media and emerging technology markets. In connection with its rapidly growing omni-channel and e-commerce operations, Genesco is confident that Mr. Lambros’s strategic counsel and deep experience as an advisor and operator will help the Company accelerate digital initiatives at a pivotal time.

In 2021, our Board added three new directors, Angel R. Martinez, Mary E. Meixelsperger and Gregory A. Sandfort, who each bring skills and expertise to our Board in the areas of retail operations, branding and strategic planning. Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort also bring a depth of experience from the specialty retail space in which the Company operates and their appointments align with Board’s commitment to increase diversity among its members. Ms. Meixelsperger brings over 30 years of experience in various aspects of finance, accounting and strategic planning, including decades of experience serving as a chief financial officer, and, as a result, has a broad-based knowledge of accounting, auditing, and internal control over financial reporting by publicly-traded companies. Mr. Dickens and Ms. Mason, long-serving members of the Board, are retiring effective as of the Annual Meeting.

The Board and its nominating and governance committee have welcomed, sought and considered potential director nominations from multiple and diverse sources and stakeholders, including shareholders, external advisors, independent directors, non-independent directors, industry participants, officers and employees, consultants and search firms like the internationally recognized global leadership advisory firm Egon Zehnder, which has been supporting the Board’s self-assessment, board development and potential nominee review process. As part of an intensified Board self-assessment, development and refreshment process, in 2020 and continuing into 2021 the nominating and governance committee worked to compile and vet an extensive list of potential Board members, including conducting interviews, reference checks and other procedures with respect to possible candidates, using a skillset-driven and caliber of candidate focused approach and taking into account stakeholder feedback, including Genesco’s positioning relative to other companies and investor perspectives. As part of that process, with respect to the four new nominees included in the 2021 director slate that the Board is recommending, Mr. Lambros was identified by an independent director for his broad expertise in digital media, emerging technology and corporate finance, among other attributes. Mr. Martinez was identified by the nominating and governance committee as a highly qualified potential candidate given his 40-year career and strong record of value creation in the footwear business, his experience as a CEO and public company board member and other attributes, and the committee requested an introduction by a member of management. Ms. Meixelsperger was recommended as a potential director candidate by a third-party advisor based on her financial and capital markets experience, her public company CFO experience in the retail footwear industry and other attributes. In addition, while no member of the Board or management knew Mr. Sandfort personally, based on his reputation in the retail industry, the success and value created in the retail company where he had served as CEO and his extensive experience in corporate transformation, operations, marketing, brand management and consumer dynamics and other attributes, Mr. Sandfort was identified by members of the Board and management as a highly-qualified potential director candidate who could bring additional skills to the Board. No fee was paid in connection with any recommendation.

Director Independence

The Board has determined that Ms. Barsh, Mr. Diamond, Mr. Dickens, Mr. Marshall, Mr. Martinez, Ms. Mason, Mr. McDermott, Ms. Meixelsperger, Mr. Lambros and Mr. Sandfort are independent under applicable SEC and NYSE rules. No arrangement or understanding exists between any director or executive officer of the Company and any other person pursuant to which any of them were selected as a director or executive officer.

Certain Relationships and Related Transactions

The Company is not aware of any related-party transactions since the beginning of the last fiscal year between the Company and any of its directors, executive officers, 5% shareholders or their family members that are required to be disclosed under Item 404 of Regulation S-K (“Item 404”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions.

The Board of the Company has adopted a written policy, which provides that any transaction between the Company and any of its directors, nominees for director, executive officers, or significant shareholders or affiliates thereof, must be in the best interest of the Company and must be approved and ratified by the audit committee or, in certain circumstances, the Board. Any member of the audit committee or the Board, if necessary, will recuse himself or herself and abstain from voting on the approval or ratification of the related party transaction. The Company does not have a history of engaging in related party transactions with its directors or executive officers or their respective related persons or affiliates.

Board Committees and Meetings

The Board met formally six times during Fiscal 2021 and held nine additional telephonic Board updates over the same period. Additionally the chief executive officer and lead independent director communicate with members of the Board periodically throughout the year via telephone and email. The chief executive officer also provides a written weekly business update on the Company to the Board. No director was present at fewer than 75% of the total number of meetings of the Board and the committees of the Board on which he or she served during Fiscal 2021. The Board has standing audit, nominating and governance and compensation committees. All committees are composed entirely of independent directors. It is the policy of the Board that no current or former employee of the Company will serve on the audit, nominating and governance or compensation committee. A description of each Board committee and its membership follows.

Audit Committee

Members: Kevin P. McDermott (chairperson), Marty G. Dickens, Kathleen Mason and Mary E. Meixelsperger

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently composed of four independent directors (as defined under the applicable rules of the NYSE and SEC) and operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the Board in monitoring (i) the processes used by the Company to produce financial statements, (ii) the effectiveness of the Company’s internal controls over financial reporting, (iii) the effectiveness of the Company’s systems of internal accounting and financial controls, (iv) the Company’s compliance with legal and regulatory requirements, (v) the independence of the Company’s registered public accounting firm and (vi) the performance of the Company’s internal audit function and independent registered public accountants. The audit committee met 12 times in Fiscal 2021. The Board has determined that Messrs. McDermott and Dickens and Mses. Mason and Meixelsperger each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and is “independent,” as defined by the NYSE rules and Rule 10A-3 under the Exchange Act.

Nominating and Governance Committee

Members: Matthew C. Diamond (chairperson), Joanna Barsh, Marty G. Dickens and Angel R. Martinez

The nominating and governance committee, currently composed of four directors who are independent under applicable NYSE rules, met three times in Fiscal 2021. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. Such functions include (i) identifying candidates qualified to serve on the Board of the Company, (ii) developing and reviewing governance policies and principles for the Company, (iii) overseeing the evaluation of the performance of the Board and management, and (iv) making recommendations to the Board with respect to (a) the size of the Board, (b) candidates for election to the Board, (c) the designation of committees of the Board, their functions and members, (d) the succession of the executive officers of the Company, (e) Board policies and procedures and other matters of corporate governance, including corporate social responsibility, and (f) the qualifications of incumbent directors as nominees for re-election. The chairperson of the nominating and governance committee serves as the lead independent director and presides over the Board’s executive sessions of non-management directors and at other times when the chairperson is absent and also serves as the primary liaison between management and the Board. Further information on this committee is set forth under the caption “Corporate Governance,” below.

Compensation Committee

Members: Joanna Barsh (chairperson), Matthew C. Diamond, John F. Lambros, Thurgood Marshall, Jr. and Gregory A. Sandfort

The compensation committee, currently composed of five directors who are independent under applicable NYSE rules, met eight times in Fiscal 2021. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) reviewing and determining the compensation and incentive arrangements of certain officers of the Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the Board with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the Board with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended) to the extent that action taken by the Board is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the Board, (v) administering the Company’s equity incentive plan, and (vi) reviewing and making recommendations to the Board with respect to the Compensation Discussion and Analysis and the compensation committee report required by SEC regulations for inclusion in the Company’s proxy statement. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, consisting of one or more independent members of the compensation committee.

CORPORATE GOVERNANCE

Nominating and Governance Committee

The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, the Board has adopted a policy pursuant to which no former employee of the Company will be eligible to serve as a member of the nominating and governance committee.

The nominating and governance committee and the Board will consider nominees for the Board recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at an annual meeting of shareholders must deliver written notice complying with the requirements set forth in the Bylaws to the Secretary of the Company. To be eligible to submit the required notice, the shareholder must be a shareholder of record both on the date the notice is submitted and at the record date for the annual meeting and entitled to receive notice of and to vote at the annual meeting. This notice must contain, as to each nominee, certain specified information, including the nominee’s name, age, business and residence addresses, his or her principal occupation or employment, a description of all direct or indirect compensation or other material agreements, arrangements, understandings and relationships during the past three years between or among the nominee, the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, as such terms are defined in Rule 12b-2 under the Exchange Act, and any other information relating to such person that would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act if such person had been nominated by the Board. It must also include the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and a fully completed and signed questionnaire, in a form provided by the Company, regarding such person’s background and qualifications to serve as a director. The notice must also include certain information regarding the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, including names and addresses, the number and class of shares held of record by such shareholders, and information about derivative securities and other economic interests related to any of the Company’s securities held by any of such persons. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Thursday in June. In the case of an annual meeting which is being held on any other date other than the fourth Thursday in the month of June or within thirty days thereafter (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a Board vacancy exists or is expected or whether expansion of the Board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for Board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

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be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	agree to follow all policies and procedures applicable to the Board of the Company, including all provisions set forth in any committee charters;

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possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the Board that the committee has identified as part of its ongoing process and will take into account diversity in professional and personal experience, skills, background, race, gender and other factors of diversity that it considers appropriate. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for Board membership, the chairperson will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairperson, with the assistance of the Corporate Secretary’s office, will arrange interviews of the candidate with a search firm, if appropriate, and with members of the committee and with the chief executive officer, either in person or by telephone. Following interviews of the candidate, the committee will formally consider whether to recommend to the Board that it nominate the candidate for election to the Board.

Board Leadership Structure

In 2010, Robert J. Dennis, formerly the Company’s chief executive officer, assumed the additional office of chairman upon his predecessor’s retirement from the latter office. Prior to the appointment of Mr. Dennis as chief executive officer in 2008, his predecessor had served as both chairman and chief executive officer since his predecessor as chairman and chief executive officer relinquished the chairman’s office in 2002, replicating a long-term succession plan that has been followed in the Company’s three most recent senior management transitions. In connection with Mr. Dennis’s retirement, Ms. Vaughn was appointed president and chief executive officer, and when Mr. Dennis retired from the office of executive chairman following a transitional period ending June 30, 2020, Ms. Vaughn was appointed chair of the Board.

Having observed no differences in the functioning of the Board or the performance of the Company that it considers attributable to the separation or conjunction of the two offices, and with the appointment of a strong lead independent director, the Board has retained flexibility in the Corporate Governance Guidelines with respect to the structure of the Board leadership. The Corporate Governance Guidelines provide that the Board will select the chair and the chief executive officer in the manner that it determines to be in the best interests of the Company’s shareholders.

The Corporate Governance Guidelines also provide that if the positions of chair and chief executive officer are held by the same person or if the chair is otherwise employed by the Company, the chairperson of the nominating and governance committee will serve as lead independent director, with the following responsibilities:

•	in consultation with the chair, approve the annual calendar for all meetings of the Board and standing committees;

•	provide the chair with input as to the preparation of the agendas for the Board;

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advise the chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	coordinate the development of the agenda for and preside over executive sessions of the Board’s independent directors;

•	act as principal liaison between the independent directors and the chair on material issues;

•	evaluate, along with the independent members of the full Board, the chief executive officer’s performance and meet with the chief executive officer to discuss the evaluation;

•	act as a liaison to shareholders who request direct communication with the Board; and

•	perform such other roles and responsibilities as may be assigned from time to time by the nominating and governance committee or the full Board.

Historically, the Board has believed that having a chair who is also a member of the Company’s management team, whether or not the offices of chair and chief executive officer are held by the same person, has been highly effective for Genesco.

The Board’s Role in Risk Oversight

The Board views the identification and management of risk as a primary responsibility of the Company’s chief executive officer, who reports directly to the Board. In addition to general review and discussion of various aspects of risk management throughout the year, at least once annually, the Board receives a report from management of the Company with an overall assessment of the Company’s risk management processes and systems, including the identification of major risks associated with the Company’s business and strategies, a description of the Company’s approach to monitoring and managing each category of risk, and an assessment of residual exposures and whether and how they may be more effectively mitigated. The identification of major risks is based upon a survey of directors, executive management, the heads of staff and shared services functions, and managers with responsibility for major operational functions within the Company’s operating divisions, which occurs at least every two years. With the most recent completed enterprise risk management assessment in Fiscal 2020, the Company is currently undergoing an assessment in Fiscal 2022. Additionally, the Company undertook an additional off-cycle enterprise risk management assessment in April 2021 to address risk related to the ongoing COVID-19 pandemic.

The Board’s most recent review of the Company’s risk management processes and systems focused on risks associated with the Company’s business and strategies in the following major categories:

•	Strategic and financial risk, competition, growth opportunities, credit, liquidity and capital resources, and customer dynamics.

•	Integrity and compliance risk, including accounting and financial reporting, legal compliance, and corporate governance matters.

•	Operational risk, supply chain, and workforce-related risks.

•	Risks related to data privacy and cybersecurity.

•	Catastrophic event risk, including facility losses and disruptions from natural disasters or other causes.

•	Risks related to environmental, social and governance matters, including with respect to inclusion, equity and diversity.

•	Risks associated with the COVID-19 pandemic.

In addition to the Board’s ongoing oversight of risk management and the annual review with the Board of the Company’s risk management processes and systems, specific risk categories fall within the oversight of individual committees of the Board. For example, the audit committee has oversight of most of the risks falling within the integrity and compliance risk categories, which it addresses primarily through its ongoing review of internal controls over accounting and financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, the nominating and governance committee has direct oversight of governance-related risks, and the compensation committee has direct oversight of certain aspects of workforce-related risks as well as risks arising from compensation policies and practices. Further, the full Board considers strategic and financial risk in its regular review of the Company’s strategic and operating plans and in connection with its authorization of specific transactions.

In connection with its annual review of the Company’s compensation programs, in January and February 2021, the compensation committee specifically considered whether risks arising from the Company’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company. In its analysis, the committee considered, among other things, the following:

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the “banking” provisions of the Company’s Third Amended and Restated EVA[1] Incentive Compensation Plan, as amended (the “EVA Plan”), discussed in “Executive Compensation — Compensation Discussion and Analysis,” below, under the heading “3. Elements of Direct Compensation — B. Annual Incentive Compensation,” which for Fiscal 2021 and prior require the Company to retain and pay out in three annual installments any portion of an annual incentive award in excess of three times the target award earned in any year and subject the retained amounts to reduction or elimination in subsequent years if performance deteriorates;

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equity-based, long-term incentive component of the Company’s executive compensation also discussed in “Compensation Discussion and Analysis,” which is designed to prevent excessive risks by rewarding sustainable performance; and

•	the Company’s share ownership requirements.

As a result of its analysis, the compensation committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The members of the Board’s committees believe that they have sufficient access to the members of management with direct responsibility for the management of risks within their oversight to be able to understand and monitor such risks effectively. Each committee regularly reports to the full Board on matters related to the categories of risk within its oversight.

[1]	EVA is a trademark of Stern Stewart & Co.

The Board’s Role in Corporate Strategy

The Board is actively involved in guiding, overseeing and reviewing the Company’s corporate strategy. Our Board played a critical role in forming our footwear focused strategy and continues active oversight and review of our strategy. Strategic business issues, including developments in our industry, opportunities for growth, multi-year strategic plans, investments and capital allocation, including M&A-related decisions, are discussed as a part of our standard procedure at our Board meetings. The Board also discusses corporate strategy throughout the year with management, both formally and informally, and during executive sessions of the Board, as appropriate.

The Board recurrently discusses the Company’s performance and results relative to our operating plan and expectations at each quarterly Board meeting and during ad hoc updates throughout the year. At most Board meetings, senior Company management makes presentations to the Board with respect to each of our divisions to facilitate a further in-depth and comprehensive discussion and review of the Company’s strategic and operational plans, initiatives and goals over the short- and long-term, as well as paths, options and alternatives to achieving such goals.

Board and committee-level discussions are also regularly infused with strategic and business themes. For example, headwinds and tailwinds for the industry and each of our businesses and the Company’s strategies with respect thereto are discussed at each meeting. At each regular Board meeting a detailed presentation of at least one of the Company’s divisions and its business is discussed in depth, including performance, competitive landscape, strategic direction and necessary investments to fuel growth. Risks associated with the business strategy and plans to mitigate those risks are also discussed. Our nominating and governance committee’s discussions and nomination decisions are guided by the Board’s views on the skill sets needed to further the Company’s strategy. Likewise, the compensation committee’s compensation decisions take into account management’s contributions toward implementing the Company’s strategy, and the audit committee provides oversight of the Company’s capital expenditures which are part of the Company’s strategic investments and evaluates risks to the Company’s strategy as part of its Enterprise Risk Management process. The Board also regularly considers, with the assistance of outside advisors, various strategic alternatives for the Company’s businesses and the Company as a whole.

Environmental, Social and Governance Highlights

For more than 95 years, Genesco has made it a priority to operate with high ethical standards and to serve all of our stakeholders. In furtherance of this priority, we have recently formed a subcommittee of our nominating and governance committee (the “ESG Subcommittee”) to provide oversight of the Company’s environmental, health and safety; diversity, equity and inclusion; corporate social responsibility; corporate governance and sustainability initiatives (“ESG matters”). Ms. Barsh and Mr. Marshall are members of this subcommittee. The responsibilities of the ESG Subcommittee include the following:

•	Assist in setting strategies for ESG matters

•	Recommend policies and practices in furtherance of those strategies

•	Oversee monitoring and reporting with respect to ESG matters

•	Advise the Board on shareholder concerns and proposals regarding ESG matters

We recognize that as a retail and branded footwear, clothing and accessories business, our operations touch every corner of the globe. The Company and our Board are committed to delivering value to our shareholders while minimizing our impact on the planet and doing our part to support our employees, customers and suppliers, and the communities in which we operate. As a result, while we have always kept these stakeholders top of mind, we have intensified our efforts in recent years in the areas of climate change, responsible sourcing, human rights and diversity, equity and inclusion.

Climate Change, Responsible Sourcing and Human Rights

At Genesco, we take the responsibility of combating climate change very seriously. That is why we are working to minimize our environmental footprint across all segments of our operations. We have identified five key areas that we believe will give us the most efficient strategy for bringing about real, effective change:

1)	Lessening Greenhouse Gases

2)	Limiting Non-renewable Energy Consumption

3)	Reducing Water Use

4)	Diverting Waste from Landfills

5)	Reducing Packaging Materials and Waste

We are also committed to responsible, ethical sourcing. We partner with vendors who share our priorities of health and safety, social responsibility and environmental stewardship. We have a zero tolerance policy for forced labor, child labor or human trafficking. We require our vendors to comply with a code of ethics which meets international health and safety standards and make regular factory inspections in an effort to ensure compliance with these standards.

Diversity, Equity and Inclusion and Employee Engagement

The Board of Directors has oversight of the Company’s ongoing diversity, equity and inclusion efforts with guidance from the ESG Subcommittee. The Company seeks to cultivate a respectful and inclusive work environment in which diversity is leveraged to maximize employee potential and achieve business objectives. We are committed to creating a workplace reflecting a highly qualified and diverse team – one with different backgrounds, perspectives, ideas and skill sets. The Board and the Company believe that the more diverse perspectives we share, the better we will be. We are proud that as of January 31, 2021, the majority of our U.S. workforce was female and the majority was also racially/ethnically diverse. Women also serve in several key leadership roles, including chair of the Board, president and chief executive officer, vice president of human resources, vice president of IT infrastructure and director of corporate relations, as well as chief marketing officer of the Schuh group, and senior vice president of employee development and strategy and senior vice president of marketing and catalog of the Journeys group. Five of our nine Board nominees are also diverse. However, we are committed to further improving the Company and the communities we serve and are actively working to implement new initiatives that will result in an even more diverse team, including the following:

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The Company has created employee advisory panels that represent the diversity of our workforce with a goal of promoting a deeper understanding of issues that are important to our employees and our customers. These employee advisory panels also provide opportunities for employees to learn from and support one another as well as help drive meaningful change throughout the Company and in our communities.

•	The Company provides multiple avenues for employees to share ideas or report concerns about equality and inclusion including a dedicated email mailbox.

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The Company actively supports and sponsors organizations such as the Human Rights Campaign Foundation, that promotes equality for the LGBTQIA community, the NAACP Legal Defense and Education Fund fighting for racial justice, Nashville PRIDE and the Nashville LGBT Chamber of Commerce advocating for the LGBTQIA community, the YWCA and Women’s Fund supporting women’s rights, among others. In 2020 and 2021, Genesco was named as a “Best Places to Work” for LGBTQ Equality by the Human Rights Campaign Foundation.

We want to continue to create a home where diverse talent can grow and succeed. The Company routinely conducts annual employee engagement surveys, and we remain committed to listening to and learning from our employees. We are also committed to our employees’ personal and professional development and well-being. The Company has taken the following actions to further these goals.

•	The Company supports and encourages participation in its LGBTQIA+ Employee Resource Group.

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The Company has established a Diversity, Equity and Inclusion (DEI) Task Force to provide guidance and oversight in this area. We conducted a DEI survey to learn about employee experiences with inclusion and to solicit ideas for improvement. We also conducted employee listening sessions through an independent third party to gain additional insight into individual experiences.

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The Company continues to invest in employees’ development needs and adapted previous in-person learning programs to virtual sessions in Fiscal 2021. Learning content included recruiting and hiring, goal-setting, time management, building habits, navigating through the pandemic, developing future leaders, managing change, creating habits, coaching conversations and financial wellness.

•	Genesco believes it is important to give back to its own employees. The Company maintains two legacy programs to make a difference in its own employees’ lives.

•	The Genesco Employee Scholarship Fund to assist Genesco employees, and their children, in attending four-year colleges and universities.

•	The Genesco Employee Emergency Fund helps Genesco employees or eligible dependents who are experiencing economic hardship as a result of certain unforeseen and unpreventable circumstances.

•	Genesco supports employees through an Employee Assistance Program which provides resources to help employees make changes to improve overall well-being, navigate life events, and reach their goals.

Beyond giving back to its own employees, the Board believes it is important to encourage volunteer efforts and giving back to the community. The Company supports volunteer-led community outreach and non-profit initiatives that align with the Company’s philanthropy goals, with an aim to improve the overall quality of life in the communities where our employees work and live, and beyond. Notable programs include our Cold Feet, Warm Shoes program which has been ongoing for more than 30 years (with the exception of a pause during Fiscal 2021 due to COVID-19), providing more than 100,000 pairs of shoes to communities in need and our “Make a Difference” Charity Golf Tournament, which has provided a cumulative benefit of over $5 million to United Way of Greater Nashville. In addition, the Company empowers employees to volunteer and make an impact in their own communities through a variety of supportive initiatives, including Genesco’s Community Service Policy providing full-time employees with 10 hours per year of paid time to perform community service and the Genesco Employee Matching Gift Program providing matching donations up to $1,000 annually to the non-profit of their choice.

Employee Health & Safety

Board’s Response to COVID-19

During Fiscal 2021, we faced many disruptions as a result of the COVID-19 pandemic. In order to keep the Board apprised of the rapidly evolving landscape related to the COVID-19 pandemic and engaged in the decision-making process, the Company held nine telephonic Board updates during Fiscal 2021, in addition to formal Board meetings held during such period, and the chief executive officer began providing written weekly updates to the Board. With the oversight of the Board, the Company took a number of steps to support our employees and customers including:

•	Increased safety and cleaning protocols

•	Employee safety training and communications

•	Modified visitor and travel policies

•	Strict protocols for employee contact tracing

•	Technology investments to allow remote work where possible

•	Suspension of meetings and events, utilizing virtual alternatives where possible

The COVID-19 pandemic and related social distancing and shelter-in-place recommendations and mandates initially resulted in the temporary closure of a number of our stores. During Fiscal 2021, as stores were impacted by negative mall traffic, the Company focused on our digital capabilities. As of January 30, 2021, the vast majority of our stores in North America had reopened, but essentially all of our stores in the United Kingdom and the ROI remained closed.

We also took action to protect employee wages and benefits during periods of store closings and periods of decreased mall and store traffic. Specifically, we continued benefits and paid employee premiums for employees on furlough due to store closings and temporarily implemented minimum guarantees in pay for full-time commissioned-based retail store employees. We provided additional financial assistance to bridge the gap to unemployment benefits and provided filing assistance for temporary unemployment benefits during employee furloughs. Additionally, on March 27, 2020, Ms. Vaughn and certain of her direct reports elected to reduce their base salaries as one of many proactive measures taken by the Company to protect employee wages and benefits, as well as to support the Company’s cash position in light of store closures and other impacts of the COVID-19 pandemic. Additionally, members of the Board elected to temporarily forego their cash compensation (or stock in lieu of cash compensation) in support of such initiatives. Once the impact of the pandemic moderated, we returned all or a portion of salaries lost for full-time employees (other than officers and directors of the Company) who were impacted by salary reductions.

Our Board believes it is in the best interests of the Company’s shareholders to consider not only the business and our employees, but also the communities we serve. In addition to our philanthropic work across all of our markets, during the pandemic, we also provided support to address the impacts of COVID-19.

For example, Genesco was proud to partner with the Tennessee Emergency Management Agency (“TEMA”) and its COVID-19 response effort. The Company donated 25,000 square feet at the Journeys Distribution Center in Lebanon, Tennessee to help TEMA with the area’s COVID-19 emergency response. That warehouse space was used to store TEMA’s medical supplies for the region.

In addition, Johnston & Murphy donated more than 25,000 masks to the Community Resource Center in Middle Tennessee to aid its support of COVID-19-related community initiatives. Recipients of the masks included every Metropolitan Nashville public school teacher as they headed back to the classroom.

Journeys and Genesco Licensed Brands collaborated on footwear donations to the Middle Tennessee community, including Metropolitan Nashville and Wilson County public schools, frontline healthcare workers and Soles4Souls. The Schuh Trust also donated to the U.K.’s National Emergencies Trust and the NHS Charities Together COVID-19 Appeal to help U.K. charities combat the effects of COVID-19, including providing vital support of food donations and mental wellbeing counseling, assisting those struggling with debt, and more.

Consistent with the Company’s mission and values, our Board and management worked proactively during this challenging period to provide support to all stakeholders of the Company, including our shareholders, employees, customers and communities.

Shareholder Engagement

Each year members of management meet with shareholders on business and corporate strategy-related items, financial and operating performance and corporate governance matters. Management reports to the Board on these discussions. This process ensures that the Board and management understand and consider the issues important to our shareholders and enables the Company to address such issues effectively. Our corporate governance profile and executive compensation programs reflect the input of shareholders from our outreach efforts.

Board Self-Evaluation Process

The Board annually participates in a self-evaluation process. In June 2020, upon Ms. Vaughn assuming the role of Chair, the Board again conducted an evaluation in which each director was asked to assess the Board’s structure and composition, the conduct and frequency of Board and committee meetings, the performance of Board committees, and other topics related to the Board’s effectiveness and its relationship with management. The Board further hired an outside consultant to assess Board skills and effectiveness and to benchmark competitors. The results of the evaluation were compiled and summarized and discussed by the Board in executive session. The results of the evaluation, including the results of the Board composition and skills assessment, were also used by the Board as part of its ongoing Board refreshment process. While the Board recognized the important contributions of each director, as part of the Board’s continued oversight of the Company’s strategy, the Board determined to focus on adding new directors whose skills, experiences and diversity align with the Company’s strategy. Following the evaluation, Mr. Lambros was appointed to the Board, and the Board continued to consider other new candidates.

Communications with Directors by Shareholders, Employees and Other Interested Parties

The Board has established procedures for the Company’s shareholders and other interested parties to communicate with members of the Board. Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the lead independent director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Pike, Suite 490, Nashville, Tennessee 37217. The Corporate Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the annual meeting of shareholders. All of the Company’s directors serving on the Board at that time were present at last year’s virtual annual meeting.

Director Age Limit

The Company’s Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board at that meeting by the nominating and governance committee.

Legal Proceedings

The Company is not aware of any legal proceedings related to any directors or director nominees that are required to be disclosed under Item 401(f) of Regulation S-K under the Exchange Act, except that, in November 2018, after Mr. Diamond’s resignation as chief executive officer, Defy Media, LLC made an assignment for the benefit of creditors under California law.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Business Conduct and Ethics for Employees and Directors

The Company has adopted a Code of Business Conduct and Ethics for Employees, Officers and Directors that applies to all employees and directors. The Company has made the Code of Business Conduct and Ethics for Employees, Officers and Directors available and intends to provide disclosure of any amendments or waivers of the code with respect to directors and executive officers within four business days after an amendment or waiver on its website, www.genesco.com.

Website

The charters of the nominating and governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Employees, Officers and Directors are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Pike, Suite 490, Nashville, Tennessee 37217.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND

PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the ownership, as known to the Company as of June 3, 2021, according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which own beneficially more than 5% of the Company’s common stock. Percentages are calculated based on 14,955,924 outstanding shares as of June 3, 2021. None of such persons owns any equity securities of the Company other than common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1)	2,296,603	15.4

55 East 52nd Street

New York, New York 10055

FMR LLC (2)	1,391,171	9.3

245 Summer Street

Boston, Massachusetts 02210

The Vanguard Group (3)	1,248,828	8.4

100 Vanguard Boulevard

Malvern, Pennsylvania 19355

Dimensional Fund Advisors LP (4)	981,977	6.6

Building One, 6300 Bee Cave Road

Austin, Texas 78746

Legion (and certain of its affiliates) (5)	888,680	5.9

12121 Wilshire Blvd, Suite 1240

Los Angeles, California 90025

(1)	Based upon a Schedule 13G/A filed January 26, 2021, showing sole voting power with respect to 2,268,547 shares and sole dispositive power with respect to 2,296,603 shares.

(2)	Based upon a Schedule 13G filed February 8, 2021, showing sole voting power with respect to 107,732 shares and sole dispositive power with respect to 1,391,171 shares.

(3)

Based upon a Schedule 13G/A filed February 10, 2021, showing shared voting power with respect to 16,862 shares, sole dispositive power with respect to 1,219,601 shares, and shared dispositive power with respect to 29,227 shares.

(4)	Based upon a Schedule 13G/A filed February 12, 2021, showing sole voting power with respect to 934,465 shares and sole dispositive power with respect to 981,977 shares.

(5)

Based upon a Schedule 13D dated April 12, 2021, as amended April 22, 2021, with respect to Legion Partners, LLC showing shared voting power with respect to 888,680 shares and shared dispositive power with respect to 888,680 shares; with respect to Legion Partners, L.P. I showing shared voting power with respect to 841,197 shares and shared dispositive power with respect to 841,197 shares; with respect to Legion Partners, L.P. II showing shared voting power with respect to 47,383 shares, and shared dispositive power with respect to 47,383 shares; with respect to Legion Partners, LLC showing shared voting power with respect to 888,580 shares and shared dispositive power with respect to 888,580 shares; with respect to Legion Partners Asset Management, LLC showing shared voting power with respect to 888,580 shares and shared dispositive power with respect to 888,580 shares; with respect to Legion Partners Holdings, LLC showing shared voting power with respect to 888,680 shares and shared dispositive power with respect to 888,680 shares; with respect to Christopher S. Kiper showing shared voting power with respect to 888,680 shares and shared dispositive power with respect to 888,680 shares; with respect to Raymond T. White showing shared voting power with respect to 888,680 shares and shared dispositive power with respect to 888,680 shares.

Ownership of Directors and Management

The following table sets forth information as of June 3, 2021, regarding the beneficial ownership of the Company’s common stock by each of the Company’s directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)
Joanna Barsh	27,435
Matthew C. Diamond	51,726
Marty G. Dickens	23,807
John Lambros	1,338
Thurgood Marshall, Jr.	14,277
Angel R. Martinez	1,883
Kathleen Mason	45,892
Kevin P. McDermott	22,396
Mary E. Meixelsperger	5,168
Gregory A. Sandfort	4,448
Mimi E. Vaughn	195,227
Thomas A. George	-0-
Melvin G. Tucker	-0-
Parag D. Desai	63,643
Mario Gallione	61,210
Scott E. Becker	21,656
Current Directors and Executive Officers as a Group (18 Persons)	540,106	(3)

(1)

Each director and officer owns less than 1% of the outstanding shares of the Company’s common stock, other than Mimi E. Vaughn, who owns approximately 1.3% of the Company’s common stock based on 14,955,924 outstanding shares as of June 3, 2021.

(2)

Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares, which includes shares of restricted stock that remain subject to forfeiture. See “Director Compensation” and “Executive Compensation — Summary Compensation Table,” below.

(3)	Constitutes approximately 3.6% of the outstanding shares of the Company’s common stock based on 14,955,924 outstanding shares as of June 3, 2021.

Director and Executive Officer Ownership Guidelines

The nominating and governance committee of the Company’s Board has adopted share ownership guidelines for directors and executive officers, including the named executive officers. The guidelines require that named executive officers hold at least the number of shares specified below:

Chief Executive Officer	60,000 shares
Chief Operating Officer (if applicable)	30,000 shares
Chief Financial Officer	20,000 shares
Senior Vice Presidents-Operations	20,000 shares
Other Senior Vice Presidents	15,000 shares

The guidelines allow covered executives up to five years from their appointment dates to comply with the guidelines. All executive officers complied with the guidelines through Fiscal 2021. Restricted stock grants may be used to satisfy the guidelines, consistent with the intent that such awards align executive officers’ interests with those of shareholders.

The guidelines require that non-employee directors hold a number of shares equal to three times their annual cash retainer. Directors are expected to achieve that ownership within five years of the director’s election to the Board. All non-employee directors have complied with these guidelines.

Anti-Hedging Policy for Directors and Officers

The Board has adopted a policy prohibiting hedging against future declines in the market value of the Company’s securities by directors and officers of the Company. This policy prohibits directors and officers from directly or indirectly engaging in any hedging transaction that eliminates or limits economic risk with respect to the director’s or officer’s interest in the Company’s securities, including any compensation awards the value of which are derived from, referenced to or based on the value or market price of the Company’s securities. The policy reflects the Board’s judgment that hedging transactions decrease alignment between the interests of the officers and directors and those of the shareholders, undermining the objectives underlying stock-based compensation and the share ownership policy for officers and directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2021 Summary Results

Fiscal 2021 was a challenging year for many retailers, including the Company. However, with oversight of our Board, we successfully navigated the COVID-19 pandemic and realized significant accomplishments in Fiscal 2021, including the following:

•	Successfully navigating the significant and unfamiliar task of efficiently closing and swiftly reopening our entire fleet of nearly 1,500 retail locations – some of them multiple times;

•

Capitalizing on the accelerated shift to online spending, achieving record digital revenue of approximately $450 million, an increase of almost 75% year-over-year, while also fueling record profitability for this channel;

•	Driving record conversion rates in stores, helping to partially offset the impact from lower traffic levels and store closures;

•	Increasing market share in Journeys and Schuh, which represent the large majority of our revenue, with their ability to retain sales in the face of the pandemic’s disruption;

•	Conserving capital and reducing operating expenses by 15% compared with Fiscal 2020;

•	Generating cash flow of over $130 million to ensure healthy liquidity; and

•	Delivering sequential improvement every quarter.

Compensation Philosophy

Genesco’s compensation programs are intended to attract and retain employees with skills necessary to enable the Company to achieve its financial and strategic objectives and to motivate them through the use of appropriate incentives tied to the Company’s performance and market value to achieve those objectives. The Company recognizes that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense, with the ultimate objective of building shareholder value. With respect to senior management (executive officers and heads of the Company’s operating units and staff departments, including the principal executive officer, the principal financial officer and the additional officers listed in the Summary Compensation Table which follows this discussion, who are referred to in this discussion as the “named executive officers”), the compensation committee of the Board (the “compensation committee” or, in this “Compensation Discussion and Analysis” section, the “committee”) has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation, on the one hand, and control of compensation expense, on the other.

This Compensation Discussion and Analysis describes our executive compensation programs for Fiscal 2021 named executive officers who were:

-	Mimi E. Vaughn, chair of the Board, president and chief executive officer;

-	Thomas A. George, senior vice president — finance and interim chief financial officer;

-	Melvin G. Tucker, former senior vice president — finance and chief financial officer;

-	Parag D. Desai, senior vice president — chief strategy and digital officer;

-	Mario Gallione, senior vice president of the Company and president, Journeys Group; and

-	Scott E. Becker, senior vice president, corporate secretary and general counsel.

Mr. Tucker resigned as an officer and employee of the Company effective November 27, 2020, to pursue opportunities outside of the Company, and Mr. George began employment with the Company as a financial advisor on November 30, 2020. Effective December 14, 2020, Mr. George was named senior vice president — finance and interim chief financial officer.

1. Compensation Mix.  Genesco’s compensation programs for its senior management are designed to incorporate a significant element of pay for performance.

The Company generally targets base salaries at or below the median of its peer group, while providing upside potential through performance-based compensation, comprised of a combination of annual cash incentives (which incorporate a multi-year banking mechanism) linked to operating results and stock-based compensation.

The graphs below illustrate, for the chief executive officer and for the other named executive officers as a group, the components of target total direct compensation (defined as base salary, target annual cash incentive award, and the grant date market value, of restricted shares and stock options granted under the Company’s equity incentive plan) for Fiscal 2021:

Chief Executive Officer

Other Named Executive Officers (as a Group)

In light of the COVID-19 pandemic, our named executive officers (other than Mr. George) agreed to forgo all or a portion of their base salary in Fiscal 2021. As a result, our chief executive officer received only 71.8% of her base salary and the other named executive officers as a group received 78.5% of their collective base salaries during Fiscal 2021. Although Company performance exceeded expectations in light of the pandemic, no amounts were awarded to the chief executive officer or the other named executive officers under the Company’s annual incentive plan. In recognition of their hard work and success in managing through the pandemic, the committee did make token discretionary bonus awards to certain of the named executive officers for Fiscal 2021 in the amounts reflected under the heading “Bonus” in the Summary Compensation Table. Consequently, the total compensation actually earned for the year was approximately 79% of targeted total direct compensation for the chief executive officer and approximately 71% for the other named executive officers as a group other than Mr. Tucker and Mr. George.

At the annual meeting of shareholders in 2020, the compensation of the named executive officers of the Company was submitted for a non-binding, advisory “say on pay” vote by shareholders. Approximately 95% of the votes cast, representing approximately 76% of outstanding shares eligible to vote, were voted in favor of the compensation paid to the named executive officers. The committee considered these results in its review of the Company’s compensation philosophy in connection with its approval of named executive officer compensation for Fiscal 2022 and determined that neither the compensation philosophy nor its implementation should be changed in response to the “say on pay” vote. The committee expects to continue to consider shareholder views on compensation philosophy and implementation as expressed in the most recent “say on pay” vote when setting compensation.

2. Compensation Committee Process.  In seeking to balance employee attraction and retention with appropriate management of compensation expense, the committee looks primarily to market data. It retains an independent compensation consultant to work directly with the committee in gathering and analyzing data. The committee and its consultant also solicit input from the chief executive officer on subjective considerations such as an individual executive’s performance and aspects of his or her role in the Company that might affect the relevance of market comparisons and perceptions of internal equity that the chief executive officer believes should be taken into account in individual cases of the Company’s other executives. On the basis of the market data, management input, and the consultant’s knowledge of trends and developments in compensation design, the consultant annually presents analyses and observations regarding the material elements of senior management direct compensation for the committee’s consideration. The final compensation decisions rest with the committee.

In May 2018, the Company engaged F.W. Cook as its independent compensation consultant, and F.W. Cook’s analysis was used by the committee to make decisions about target total direct compensation levels for Fiscal 2021. Total fees paid by the Company to F.W. Cook represent a minimal portion of the firm’s total revenues, and as a result of this and other factors, the committee believes that no conflict of interest existed or exists in its role as compensation consultant to the committee.

In recent years, the committee has approached its analysis of senior management compensation from the perspective of total direct compensation (consisting of base salary, the annual incentive plan, including the multi-year banking aspects discussed herein, and long-term, stock-based incentives). To assess the competitiveness of the Company’s executive compensation in its decision-making process for Fiscal 2021, the committee considered (i) functional and pay-rank based proxy statement data from a committee-approved peer group of public companies (listed below) which was developed with input from the committee’s consultant and (ii) data reported in published surveys from companies in the retail industry with annual revenues similar to the Company’s. For its analysis of compensation levels established for Fiscal 2021, the committee referenced the following 18-company peer group: Abercrombie & Fitch Co.; Ascena Retail Group, Inc.; The Buckle, Inc.; Caleres, Inc.; The Cato Corporation; Chico’s FAS Inc.; The Children’s Place, Inc.; Deckers Outdoor Corporation; Designer Brands Inc.; Express, Inc.; G-III

Apparel Group, Ltd.; Shoe Carnival, Inc.; Skechers USA, Inc; Steve Madden, Ltd.; Tailored Brands, Inc.; Urban Outfitters, Inc.; Wolverine World Wide, Inc.; and Zumiez Inc.

3. Elements of Direct Compensation.  Total direct compensation to the Company’s senior management consists of annual base salary, annual incentive bonuses (which includes a multi-year “banking” feature) and long-term incentives in the form of stock-based awards. The committee generally seeks to pay base salaries at or below the market median, using the bonus to provide the potential for above-median cash compensation for superior performance against annual performance objectives that reward creation of shareholder value. Additionally, as noted, certain features of the bonus plan are intended to encourage a longer-term focus, as is the long-term incentive element of the compensation program. The long-term incentive element is stock-based, intended to further align management’s interests with those of the shareholders. The committee also considers targeted total cash levels (base salary plus the target bonus) and total direct compensation (target total cash plus the grant date value of long-term incentives) in relation to the peer group companies and the survey data.

A. Base Salary.  The Company pays base salaries to its employees in order to provide a level of assured compensation reflecting the employment market of the employee’s skills and the demands of his or her position. The following table sets forth the base salary increases approved by the committee for each named executive officer. In light of COVID-19, Ms. Vaughn agreed to forego her base salary temporarily from April 2020 until June 30, 2020, and the other named executive officers (other than Mr. George) agreed to reduce their base salaries temporarily by 50% to 100% during that same time period. On June 25, 2020, the Board considered the Company’s then-current financial results and the fact that more than 90% of the Company’s stores were expected to be reopened by June 30, 2020, and approved a partial restoration of the base salaries of the officers of the Company who elected to reduce their base salaries beginning in April 2020. On October 29, 2020, the Board approved the full reinstatement of salaries for certain officers of the Company who elected to reduce their base salaries beginning in April 2020 to their pre-reduction levels, effective October 1, 2020. The amount of base salary actually paid to each named executive officer as a result of their foregoing a portion of their base salary is reflected under the “Salary” heading in the Summary Compensation Table.

Named Executive Officer	Fiscal 2020		Fiscal 2021		Fiscal 2021 Base Salary Increase $	Fiscal 2021 Base Salary Increase %
Mimi E. Vaughn	$650,000	(1)	$850,000		$200,000	31%
Thomas A. George	$-0-		$500,000	(2)	N/A	N/A
Melvin G. Tucker	$435,000	(3)	$435,000		-0-	-0-
Parag D. Desai	$405,500		$405,500		-0-	-0-
Mario Gallione	$463,500		$482,040	(4)	$18,540	4%
Scott E. Becker	$420,000		$420,000		-0-	-0-

(1)

Ms. Vaughn was promoted from the role of chief financial officer to chief operating officer effective May 1, 2019, and her annual base salary was increased to $650,000 in connection with her new role. Effective February 2, 2020, Ms. Vaughn was promoted to president and chief executive officer, and her annual base salary was increased to $850,000.

(2)

Mr. George was hired as a financial advisor of the Company on November 30, 2020, and he was promoted to senior vice president — finance and interim chief financial officer, effective December 14, 2020. Mr. George’s annual base salary for Fiscal 2021 was $500,000, which was prorated based on the number of days worked in Fiscal 2021.

[Footnotes continued on next page.]

(3)	Mr. Tucker resigned as senior vice president — finance and chief financial officer, effective November 27, 2020.

(4)

Mr. Gallione’s base salary was increased in recognition of his positive impact on and contributions to the Company and the Journeys division and in an effort to align it more closely with external benchmarks.

B.  Annual Incentive Compensation.

(i) Overview.  Executive officers (other than the chief executive officer and Mr. George) participate in the Company’s EVA Plan, which is designed to reward increasing earnings in an amount sufficient to provide a return on capital greater than the Company’s cost of capital. The committee has historically recommended that the Board award the chief executive officer’s annual bonus on the same basis as if the chief executive officer were a Corporate Total business unit participant in the EVA Plan, and the committee did so again in Fiscal 2021, and has voted to do so with respect to Fiscal 2022. The EVA Plan also incorporates a provision making a portion of each participant’s award contingent on the achievement of individual strategic goals to provide an incentive for strategic and operational objectives that may not be immediately reflected in the annual financial performance of the participant’s business unit. The compensation committee annually sets target bonus levels based on the Company’s peer group and survey comparisons of target bonuses as a percentage of base salary and target total cash compensation. The chief executive officer also provides input to the committee on target bonus levels for positions other than his or her own.

(ii) Bonus Targets.  The following table sets forth target bonuses as a percentage of base salary for the named executive officers for Fiscal 2021:

Named Executive Officer	Target Bonus as a Percentage of Base Salary
Mimi E. Vaughn	105%
Thomas A. George (1)	N/A
Melvin G. Tucker (2)	75%
Parag D. Desai	75%
Mario Gallione	75%
Scott E. Becker	62%

(1)	Mr. George did not participate in the EVA Plan in Fiscal 2021.

(2)	Mr. Tucker resigned on November 27, 2020, and no amounts were earned by him under the EVA Plan for Fiscal 2021.

The named executive officers’ target bonuses as a percentage of base salary were unchanged from Fiscal 2020, except for Ms. Vaughn whose target bonus increased from 80% to 105% of her base salary effective February 2, 2020, in connection with her promotion to president and chief executive officer.

(iii) Award Components.  The named executive officers participating in the Fiscal 2021 EVA Plan were eligible to receive a fraction or multiple of their target awards based on the factors described below. Bonuses earned can be negative, offsetting or entirely eliminating “banked” amounts carried over from prior years and, subject to the limitations described below, offsetting awards in future years. Presidents of the Company’s operating divisions were eligible to earn cash awards equal to the sum of (a) 75% of their bonus targets multiplied by a factor determined by changes in Economic Value Added (“EVA”) (the “EVA change factor”) for their respective business units for the year, and (b) 25% of the targets multiplied by (i) the EVA change factor for their respective business units for the year and (ii) the percentage of achievement of individual strategic goals (discussed in greater detail below) agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Heads of corporate staff departments were eligible to receive cash awards equal to the sum of (a) 75% of their bonus targets multiplied by the EVA change factor for the Company as a whole and (b) 25% of their bonus targets multiplied by the EVA change factor for the Company as a whole and the product multiplied by their percentage of achievement of their individual performance goals. Each participant’s business unit allocation is assigned by the chief executive officer, who also determines the weighting of the various business unit components for participants with responsibility for multiple units, and approved by the committee. Among the named executive officers participating in the EVA Plan in Fiscal 2021, Mr. Tucker, Mr. Desai and Mr. Becker were assigned to the Corporate Total business unit; and Mr. Gallione was assigned 100% to the Journeys Group business unit. As noted above, while Ms. Vaughn is not a participant in the EVA Plan, the committee has historically awarded the chief executive officer’s bonus on the same basis as if the chief executive officer were assigned 100% to the Corporate Total business unit. Mr. George is also not a participant in the EVA Plan and is entitled only to the compensation reflected below under the heading “Arrangement with Mr. George.”

See “Bonus Calculation Factors,” below, for additional information on the performance factors for each primary business unit and for the Company as a whole for Fiscal 2021.

(iv) EVA Calculations.  EVA for Fiscal 2021 was determined by subtracting from a business unit’s net operating profit after taxes (“NOPAT”) a charge of 10% of the average net assets (total assets minus non-interest bearing liabilities) employed to generate the profit. The 10% capital charge represented the Company’s estimate of its weighted average cost of debt and equity capital. The EVA Plan is designed to encourage efficient use of assets, since profit improvement that is less than 10% of the incremental net assets employed reduces the participant’s bonus. Incentive awards are determined by the amount of actual EVA change during the year relative to EVA change targets for the year.

NOPAT and net assets employed for EVA Plan purposes are not necessarily the same as the corresponding accounting measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) for financial reporting purposes. The Company’s NOPAT for purposes of the EVA Plan in Fiscal 2021 was calculated by (a) adjusting reported earnings from operations upward by the following amounts:

•	$79.3 million in the “Goodwill impairment” line on the Consolidated Statements of Operations for Fiscal 2021;

•	$18.7 million in the “Asset impairments and other, net” line on the Consolidated Statements of Operations for Fiscal 2021;

•	$0.8 million for tax credits;

•	$2.4 million in a large capital projects adjustment related to a distribution expansion at Journeys; and

•	$1.3 million of other adjustments;

and (b) adjusting the resulting figure downward by the following amounts:

•	$13.9 million related to retail store asset impairments;

•	$10.5 million related to the difference between recorded bonus expense under GAAP and a one-time target bonus;

•	$2.5 million in purchase price adjustments related to the Togast acquisition;

•	$0.7 million in a large capital projects adjustment related to a new distribution center at Schuh; and

•	taxes at a 28% rate for the Company’s operations other than Schuh and at an 18% rate for Schuh’s operations.

(v) Bonus Calculation Factors.  The following table shows for each of the Company’s primary business units in Fiscal 2021: (a) the amount of EVA improvement required to earn a target bonus award, (b) the incremental EVA change required to earn each additional whole-number multiple of the target, (c) the actual EVA for the business unit, and (d) the multiple of the target bonus actually earned. Fractional multiples are earned for incremental changes less than the full improvement interval shown in column (b). Negative bonuses accrue to the extent that shortfalls from the target improvement (column (a)) exceed the interval shown in column (b). See the discussion under the heading “Bonus Bank” below for the consequences of a negative bonus. As discussed above, a named executive officer with responsibilities for more than one business unit receives incentive compensation reflecting the weighted average EVA changes in all the relevant business units.

	(a)	(b)	(c)	(d)
Business Unit	FY 2021 Target EVA Improvement	FY 2021 Incremental Improvement Interval	FY 2021 EVA Change	FY 2021 Bonus Multiple
	($)	($)	($)
Corporate Total	(1,450,000)	8,599,000	(97,557,000)	(10.18)
Journeys Group	(6,040,000)	7,065,000	(26,811,000)	(1.94)
Johnston & Murphy Group	(680,000)	1,508,000	(46,258,000)	(29.22)
Schuh Group	3,433,000	1,945,000	(15,102,000)	(8.53)
Licensed Brands	1,230,000	888,000	(10,426,000)	(12.13)

Each business unit’s target for EVA improvement (shown in column (a), above) is determined in advance by allocating the Company’s total expected EVA improvement among all its business units. The Company calculates the amount of EVA improvement which it believes is “expected” by the market from the amount by which its current market value exceeds the capitalized value of current EVA plus invested capital — in other words, the amount of value associated with the Company’s future growth. Target EVA improvement is the amount of improvement required to give investors a cost of capital return on this future growth value, and thus on the market value of their investment. The incremental improvement interval (shown in column (b), above), is both the amount of additional EVA improvement above the amount in column (a) that is required to earn a bonus of two times the participant’s target and also the amount of shortfall from the column (a) target that will result in a zero bonus. The calibration of the intervals shown in column (b) reflects an effort to give the business units appropriate shares of above-target EVA improvement for a given bonus pool based primarily on unit size with adjustments designed to achieve a similar likelihood of multi-year zero bonuses among all units.

(vi) Individual Strategic Objectives.  As noted above, the payment of a portion of each participant’s annual incentive award for EVA improvement is contingent on his or her achievement of individual strategic goals agreed upon in advance with the participant’s supervisor. Not achieving all individual strategic goals for a given fiscal year can reduce an EVA Plan award that is otherwise payable, but performance meeting or exceeding these strategic goals cannot serve to increase the amount of any such award. Individual strategic goals for the named executive officers typically involve initiatives that the executive officers consider important to the long-term prospects of the participants’ business units, but that may not be adequately rewarded by the portion of the bonus calculated on current financial performance. Examples include retail divisions’ opening a targeted number of new retail stores on schedule, shared services’ implementation of an infrastructure improvement or execution of a planned disposition of a business unit, or a business unit’s launch of a new retail concept or product line. No individual strategic goal was material to any named executive officer’s compensation or to any component of it in Fiscal 2021. The participant’s supervisor, generally in consultation with the participant, determines whether and to what extent the participant’s individual strategic goals have been met. Certain strategic goals are quantitative, allowing an objective determination of the extent to which they are achieved, while others are more qualitative in nature, requiring a subjective determination of achievement. The EVA Plan permits full credit for strategic goals if they have been at least 95% achieved.

No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the EVA Plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature have ever been made.

(vii) Bonus Bank.  The EVA Plan includes a “bonus bank” feature. Awards for EVA results in excess of target are uncapped and “negative awards” for results less than target are possible. Any award in excess of three times the target bonus and any negative award is credited to the participant’s account in the bonus bank, and positive bank balances are payable in future years only subject to performance in those years. For Fiscal 2021, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one-third of any amount in excess of three times the target in the current year, and (iii) the installments of banked awards from previous years, if any, that are payable in the current year. Positive bank balances from each year are paid out in three equal annual installments, subject to current-year performance in each of the three subsequent years. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it, reducing or entirely eliminating the positive balance, depending upon the magnitude of the negative award for the current year.

Any positive balance is forfeited if the participant is terminated for “cause” (as defined in the EVA Plan). If the participant voluntarily resigns from employment by the Company, any positive bank balance does not become payable until the end of the fifth fiscal year following the participant’s resignation and is subject to reduction or elimination in the meantime based upon the performance of the business unit or units to which the participant was assigned when he or she resigned.

If the participant’s bonus bank balance from prior years is negative, 50% of any positive award in excess of two times the target in a subsequent year will be applied toward “repaying” the negative balance and 50% will be paid out to the participant (up to the generally applicable limit of three times the target plus one-third of any amount in excess of three times the target in the current year). Any negative balance from a single year will be canceled to the extent not repaid after three subsequent years. The committee believes that the “bonus bank” feature of the EVA Plan offers improved incentives for management to focus on building long-term value in the Company, and that the provisions that leave positive bank balances at risk for five years following voluntary resignation aid the retention of key employees. Including Fiscal 2021 accruals, bonus bank balances for the named executive officers are as follows:

Mimi E. Vaughn	$(9,085,650)
Thomas A. George	N/A
Melvin G. Tucker (1)	N/A
Parag D. Desai	$(3,095,993)
Mario Gallione	$(701,368)
Scott E. Becker	$(2,646,800)

(1)	Mr. Tucker resigned from the Company effective November 27, 2020 and, as a result, is no longer a participant in the EVA Plan.

Bonuses reported in column (g) of the Summary Compensation Table below are bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year.

(viii) Discretionary Bonus.  In light of the Company’s performance during the pandemic, the named executive officers’ willingness to work without or at substantially reduced base salaries and their contributions to the Company during the pandemic, the committee authorized a token one-time bonus to each of the named executive officers (other than Mr. George and Mr. Tucker) as set forth under the “Bonus” heading in the Summary Compensation Table for Fiscal 2021.

(ix) Compensation Recoupment Policy.  The Board has adopted a Compensation Recoupment Policy providing that the committee may in its sole discretion require reimbursement of any cash or equity-based award paid or payable to a current or former executive officer of the Company based partially or entirely upon the attainment of objective performance criteria (“incentive compensation”) in certain circumstances. The committee may require reimbursement from an executive officer who received incentive compensation based on erroneous financial data if the Company is required to restate its financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or if the committee determines that any action by the executive officer or an employee under his or her direct supervision constituted noncompliance with the Company’s Code of Business Conduct and Ethics to the material detriment of the Company. Unless the committee determines that the executive officer engaged in misconduct that caused or contributed to a required restatement of financial statements or that the violation of the Code of Business Conduct and Ethics was committed by the executive officer or by an employee under his or her direct supervision with the actual or constructive knowledge of the executive officer, the committee may recover only to the extent of any positive bonus bank balance credited to the executive officer under the EVA Plan. If the committee so determines, it may pursue recovery from the executive officer in its discretion, in accordance with applicable law.

(x) Anti-Hedging Policy.  The Company has a policy prohibiting a director or officer from, directly or indirectly, engaging in any hedging transaction that reduces or limits the director’s or officer’s economic risk with respect to his or her ownership interests in the Company. Prohibited transactions include the purchase by a director or officer of financial instruments including prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in the market value of the Company’s stock.

C. Stock-Based Compensation.  Grants of restricted stock and stock options to executive officers and other key employees of the Company including the named executive officers are intended to provide them with an incentive to make decisions that are in the long-term best interests of the Company and to balance the shorter-term annual cash incentive component of executive compensation. Stock-based compensation is also intended to align the financial interests of management with those of the Company’s shareholders, since the value of a share of restricted stock and stock options is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s stock. The committee authorized a one-time grant of non-qualified stock options to Ms. Vaughn in February 2020 in connection with her promotion to president and chief executive officer. Ms. Vaughn’s stock option vests in four equal annual installments. The aggregate grant date value of options and restricted stock granted in February and June 2020, respectively, to Ms. Vaughn represented 2.1 times her base salary. The grant date value of restricted stock granted to the other named executive officers in June 2020 represented 1.25 times base salary for Mr. Tucker, Mr. Desai and Mr. Gallione and 1.05 times base salary for Mr. Becker. Mr. George was not granted any stock-based incentive awards in Fiscal 2021.

Stock-based incentive awards in the form of restricted stock are typically granted to executive officers and other key employees once annually. The committee does not attempt to time stock-based incentive grants in relation to the Company’s release of material information. Since 2009, annual incentive grants have been awarded in June. The committee has also occasionally made grants to newly-hired key employees at its next meeting after their employment commenced.

Since 2008, except for the one-time option grant to Ms. Vaughn discussed above, the committee has awarded equity compensation in the form of restricted stock. The restricted stock is subject to forfeiture upon termination of the grantee’s employment prior to vesting, which occurs in four equal annual increments with respect to all currently outstanding grants to executive officers.

The committee, with input and peer group data provided by F.W. Cook for Fiscal 2021, has considered the addition of performance vesting conditions to restricted stock awards. It has concluded that the EVA Plan, with its potential for positive and negative effects on compensation based on performance and the multi-year effects of its banking features, adequately addresses the compensation policy goals that would be served by incorporating such conditions in equity grants and that the combination of such conditions with the relatively high performance sensitivity of the EVA Plan might result in a compensation system with inappropriately high levels of performance leverage. The committee believes that the policy goals underlying performance conditions in equity awards are served more efficiently through the cash awards under the EVA Plan than through equity grants, which involve both a charge to earnings and permanent equity dilution, given that a higher number of shares with performance conditions would presumably be necessary to achieve market comparable compensation targets. The committee intends, however, to continue to consider performance conditions and their effect on the overall balance of incentives in the context of future equity grants.

4.  OtherCompensation.

A.  Change of Control Arrangements, Severance Plan, Transition Agreement and Arrangement with Mr. George.

(i) Change of Control Arrangements and Severance Plan.  All the named executive officers currently employed by the Company (except Mr. George) are parties to employment protection agreements, which become effective only in the event of a change of control (as defined in the agreements). Each agreement provides for employment by the Company for a term of up to three years following a change of control. In the event that the executive’s employment is terminated under certain circumstances during the contractual employment period after a change of control, the executive is entitled to a lump sum payment and the continuation of certain benefits, as described below under the heading “Change of Control Arrangements and Severance Plan.”

Additionally, awards made by the Company under the Company’s equity incentive plans become immediately vested and exercisable upon a “change of control” (as defined in the plans), provided that, awards made by the Company under the Second Amended and Restated 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”) and the 2020 Equity Incentive Plan become immediately vested and exercisable upon a “change of control” unless the award is assumed by the acquirer or new rights meeting certain conditions are substituted therefor.

The Company maintains a Severance Plan for monthly-paid salaried employees to provide for certain benefits to covered employees (including the named executive officers) in the event of a Company-initiated separation from the Company other than for cause (as defined in the Severance Plan). Under the terms of the Severance Plan, an eligible employee is entitled to one week of base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. The Severance Plan is discussed in further detail under the heading “Change of Control Arrangements and Severance Plan.”

The Company believes that reasonable severance and change of control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a recruiting environment within our industry that has historically been competitive. The Company also believes that a change of control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change of control transaction that could be in the best interests of shareholders.

(ii) Transition Agreement.  In connection with Mr. Dennis’s decision to retire as chief executive officer of the Company as of February 1, 2020 (the “Effective Time”), Mr. Dennis and the Company entered into a Transition Agreement (the “Transition Agreement”) whereby, following the Effective Time and until June 30, 2020 (the “Transition Period”), Mr. Dennis remained employed by the Company as executive chairman of the Company’s board of directors and provided certain transition services to the Company. In exchange for such services (and conditioned upon Mr. Dennis’ execution of a general release of claims against the Company), pursuant to the Transition Agreement: (i) Mr. Dennis was entitled to receive a monthly salary of $10,000 per month, up to a maximum of $50,000 during the Transition Period; (ii) the Company reimbursed Mr. Dennis for all reasonable, documented expenses of types authorized by the Company and incurred by him during the Transition Period in the performance of his duties under the Transition Agreement; (iii) the Company provided employee and fringe benefits to Mr. Dennis during the Transition Period under all employee benefits plans and programs which were made available to the Company’s executive officers and in which Mr. Dennis participated prior to the Effective Time and remained eligible following the Effective Time; and (iv) in the event of a Change in Control (as defined in the 2009 Equity Incentive Plan) prior to the Effective Time or Mr. Dennis’ earlier termination under conditions specified in the Transition Agreement, any acquiror would not have been able to assume Mr. Dennis’s outstanding restricted stock awards, and such awards would have been subject to the accelerated vesting provisions applicable to unassumed awards set forth in Section 13.1 of the 2009 Equity Incentive Plan. Additionally, Mr. Dennis was not entitled to receive any awards after the Effective Time under any of the Company’s equity incentive plans, and all awards previously granted to Mr. Dennis continued to vest in accordance with their terms during the Transition Period. Like the other directors, Mr. Dennis agreed to forego his monthly salary from April 2020 through the end of the Transition Period.

(iii) Arrangement with Mr. George.  In connection with Mr. George’s appointment as senior vice president — finance and interim chief financial officer of the Company effective December 14, 2020, Mr. George is entitled to receive, subject to pro ration for Fiscal 2021, an annual base salary of $500,000 and a discretionary cash bonus of up to $625,000 (with a minimum guarantee of $125,000 (the “Guaranteed Payment”)) for service through the filing of the Company’s annual report on Form 10-K for Fiscal 2022, subject to Company performance consistent with EVA Plan targets and individual performance objectives. If Mr. George’s employment is involuntarily terminated without cause prior to the filing of the Fiscal 2022 Form 10-K, he is entitled to payment of a pro rata portion of the Guaranteed Payment based on the number of days employed.

B.  Defined Contribution and Deferred Income Plans.

(i) Defined Contribution Plan.  The Company also offers to all employees (including the named executive officers) a voluntary defined contribution plan (the “401(k) Plan”) designed to comply with Section 401(k) of the Internal Revenue Code. Participants in the 401(k) Plan (including all the named executive officers) may defer a percentage of their qualifying pre-tax compensation for each year. Beginning with calendar year 2006, the Company has made a matching contribution equal to 100% of deferrals up to 3% of compensation (limited to $250,000) plus 50% of the next 2% of compensation (similarly limited) deferred. The Company suspended this matching contribution effective May 15, 2020, but it was reinstated on January 1, 2021. Matching contribution amounts for each named executive officer for Fiscal 2021 are included in column (i) of the “Summary Compensation Table,” below. Deferrals and matching contributions to the defined contribution plan may be invested in any of a number of mutual fund investments and in a guaranteed income option. Participants may also self-direct their investments, subject to certain restrictions.

(ii) Deferred Income Plan.  The named executive officers, in addition to other eligible employees, may participate in the Genesco Inc. Amended and Restated Deferred Income Plan (the “Deferred Income Plan”). Under the Deferred Income Plan, the participant may elect to defer up to 15% of base salary and 100% of bonus payouts. Deferrals in the plan are not matched by the Company. The Deferred Income Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation,” below.

(iii) STEP Up Plan.  Named executive officers who were participants in the Company’s Retirement Plan as of January 1, 2005 receive a “Step Up” contribution as part of their taxable compensation as highly-compensated employees. The Company pays 2.5% of annual earnings (up to the Social Security taxable wage base) plus 4% of earnings above the taxable wage base to employees who are eligible to receive the Step Up contribution. The contributions for Ms. Vaughn and Mr. Gallione for Fiscal 2021 are included in column (i) of the “Summary Compensation Table,” below.

C. Perquisites.  The Company provides named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. All employees, including named executive officers, are entitled to a discount on merchandise sold by the Company equal to 40% off the suggested retail price. Additionally, currently employed named executive officers are provided with life insurance that has a death benefit equal to their base salary up to $500,000. This life insurance benefit began in Fiscal 2022 for Mr. George.

5.  TaxConsiderations.

Tax Deductibility of Compensation.  The committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Prior to the effective date of the Tax Cuts and Jobs Act of 2017, certain compensation that constituted “qualified performance-based compensation” within the meaning of Section 162(m) of the Code was not counted toward the $1,000,000 cap on deductible compensation. The Tax Cuts and Jobs Act of 2017 removed the exemption for “qualified performance-based compensation” generally with respect to grants of compensation made after November 2, 2017. The committee believes it is in the best interests of the Company to continue to follow the approach to executive compensation described in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis,” regardless of federal income tax deductibility. Though in years prior to the Company’s 2018 fiscal year the committee adopted features of the EVA Plan which allowed the performance-based aspects of its annual incentive compensation to constitute “qualified performance-based compensation,” and therefore remain fully deductible, the committee anticipates granting essentially the same proportions of “performance-based” compensation and other compensation in its overall mix of targeted total compensation as before the adoption of the Tax Cuts and Jobs Act of 2017. The committee has determined that the Company will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) of the Code if it believes such limitation is not in the best interest of the Company’s shareholders. While considering the tax implications of its compensation decisions, the committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of the Company’s shareholders.

COMPENSATION COMMITTEE REPORT

Ms. Barsh and Messrs. Diamond, Lambros and Marshall served as members of the compensation committee during Fiscal 2021. The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Committee:

Joanna Barsh, Chairperson

Matthew C. Diamond

John F. Lambros

Thurgood Marshall, Jr.

The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2021, no member of the compensation committee had at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the Board or the compensation committee that require disclosure under applicable SEC regulations.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for Fiscal 2021, Fiscal 2020 and Fiscal 2019.

	Fiscal Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)(9)	Option Awards ($) (f)(10)	Non-Equity Incentive Plan Compensation ($) (g)(11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(12)	All Other Compensation ($) (i)(13)	Total ($) (j)

Mimi E. Vaughn(2)	2021	609,875	50,000(7)	1,596,519	500,000	-0-	-0-	40,403	2,796,797
Chair of the Board, President and	2020	602,734	-0-	998,450	-0-	1,150,563	1,663	51,796	2,805,206
Chief Executive Officer	2019	460,925	-0-	704,298	-0-	698,302	-0-	51,473	1,914,998

Thomas A. George(3)	2021	85,318	-0-	-0-	-0-	-0-	-0-	1,667	86,985
Senior Vice President-Finance and
Interim Chief Financial Officer

Melvin G. Tucker(4)	2021	248,759	-0-	-0-	-0-	-0-	-0-	12,163	260,922
Former Senior Vice President-Finance and	2020	262,812	-0-	521,994	-0-	477,994	-0-	72,805	1,335,605
Chief Financial Officer

Parag D. Desai	2021	290,947	50,000(7)	488,381	-0-	-0-	-0-	19,703	849,031
Senior Vice President – Chief Strategy and	2020	405,500	75,000(8)	486,651	-0-	734,462	-0-	27,127	1,728,740
Digital Officer	2019	344,793	-0-	444,665	-0-	522,360	-0-	25,596	1,337,414

Mario Gallione(5)	2021	347,407	50,000(7)	580,595	-0-	-0-	-0-	33,085	1,011,087
Senior Vice President	2020	463,500	-0-	556,318	-0-	747,394	7,929	52,930	1,828,071
and President of the Journeys Group

Scott E. Becker(6)	2021	353,850	25,000(7)	424,891	-0-	-0-	-0-	14,560	818,301
Senior Vice President, Corporate Secretary and General Counsel

[Footnotes continued on next page.]

(1)

The amounts in column (c) include salary voluntarily deferred in the Defined Contribution Plan and the Deferred Income Plan described under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, in the following amounts:

	Amount Deferred ($)
Name	Fiscal 2021	Fiscal 2020	Fiscal 2019
Mimi E. Vaughn	17,812	16,982	23,431
Thomas A. George	2,500	N/A	N/A
Melvin G. Tucker	23,825	6,625	N/A
Parag D. Desai	6,083	12,011	18,550
Mario Gallione	12,320	24,203	N/A
Scott E. Becker	17,623	N/A	N/A

(2)	Ms. Vaughn was appointed president and chief executive officer on February 2, 2020.

(3)

Mr. George began employment with the Company as a financial advisor on November 30, 2020. Effective December 14, 2020, Mr. George was named senior vice president – finance and interim chief financial officer. See “Change of Control Arrangements, Severance Plan, Transition Agreement and Arrangement with Mr. George” above for a description of Mr. George’s compensation arrangement with the Company. Mr. George did not participate in the EVA Plan in Fiscal 2021.

(4)	Mr. Tucker began employment with the Company as senior vice president – finance and chief financial officer on June 24, 2019 and resigned from the Company, effective November 27, 2020.

(5)	Mr. Gallione was not an executive officer of the Company prior to Fiscal 2020.

(6)	Mr. Becker joined the Company on October 23, 2019 and was not a named executive officer of the Company prior to Fiscal 2021.

(7)

Ms. Vaughn and Messrs. Desai, Gallione and Becker were awarded a one-time discretionary bonus in connection with their service to the Company during the COVID-19 pandemic and their willingness to forego all or a portion of their base salaries.

(8)	Mr. Desai was awarded a one-time bonus in connection with the Togast acquisition.

(9)

The amounts in column (e) represent the aggregate grant date fair value of restricted stock awards, calculated in accordance with ASC Topic 718 “Compensation — Stock Compensation” (“ASC 718”) by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

(10)

Reflects the aggregate grant date fair value of the option award, calculated in accordance with ASC 718. For a description of the assumptions used by the Company in valuing this award for Fiscal 2021, please see Note 15 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed with the SEC on March 31, 2021.

(11)

The amounts in column (g) are cash awards under the Company’s EVA Plan, discussed in greater detail under the heading “Elements of Direct Compensation — Annual Incentive Compensation” in the “Compensation

[Footnotes continued on next page.]

Discussion and Analysis” section, above. They include amounts voluntarily deferred by the named executive officers in the Company’s 401(k) Plan and Deferred Income Plan, discussed under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above. Of the amounts reported in column (g), the named executive officers elected to defer the following amounts in the 401(k) Plan and/or the Deferred Income Plan:

Amount Deferred ($)
Name	Fiscal 2021	Fiscal 2020	Fiscal 2019
Mimi E. Vaughn	-0-	9,022	8,124
Thomas A. George	N/A	N/A	N/A
Melvin G. Tucker	N/A	N/A	N/A
Parag D. Desai	-0-	13,418	7,292
Mario Gallione	-0-	N/A	N/A
Scott E. Becker	-0-	N/A	N/A

Pursuant to the Company’s EVA Plan, for Fiscal 2021, 50% of any positive awards earned in excess of two times the target award during the next three fiscal years will be applied to repay the negative award and not paid out. See “Compensation Discussion and Analysis — Elements of Direct Compensation — Annual Incentive Compensation — Bonus Bank.” The following named executive officers accrued a negative award with respect to Fiscal 2021 in the amounts set forth below:

Mimi E. Vaughn	$(9,085,650)
Thomas A. George	N/A
Melvin G. Tucker(1)	N/A
Parag D. Desai	$(3,095,993)
Mario Gallione	$(701,368)
Scott E. Becker	$(2,646,800)

(1)	Mr. Tucker resigned from the Company effective November 27, 2020 and, as a result, is no longer a participant in the EVA Plan.

Bonuses reported in column (g) of the Summary Compensation Table are bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year. For Fiscal 2021, because bonuses were negative, no amounts were applied to negative bank balances.

For each of the named executive officers, no amounts attributable to prior-year positive “bank” balances became payable based on Fiscal 2021 performance.

(12)

The amounts in column (h) are the aggregate increase, if any, in the actuarial present value of the named executive officers’ benefits under the Genesco Retirement Plan, which was a noncontributory, qualified pension plan terminated effective June 30, 2019, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. No named executive officer had earnings or loss on nonqualified deferred compensation under the Company’s Deferred Income Plan described under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion

[Footnotes continued on next page.]

and Analysis” section, above, that exceed 120% of the applicable federal long-term interest rate. Negative changes in the actuarial value of the Genesco Retirement Plan benefits are not reflected in column (h).

(13)	The amounts in column (i) for Fiscal 2021 include, for the following amounts:

Name	Matching Contributions (13-a) ($)	Life Insurance Premiums (13-b) ($)	Gross-Ups (13-c) ($)	Personal Benefits (13-d) ($)	Total All Other Compensation ($)
Mimi E. Vaughn	12,067	173	1,880	26,283	40,403
Thomas A. George	1,667	N/ A	N/A	N/A	1,667
Melvin G. Tucker	3,625	74	N/A	8,464	12,163
Parag D. Desai	11,400	83	1,276	6,944	19,703
Mario Gallione	4,767	116	1,276	26,926	33,085
Scott E. Becker	4,900	101	N/A	9,559	14,560

(13-a)	Matching contributions paid under the Company’s 401(k) plan to each of the named executive officers.

(13-b)	Life insurance premium paid by the Company for the benefit of the named executive officers with a death benefit equal to their base salary up to $500,000.

(13-c)	“Gross-up” payments to cover federal tax liability for Fiscal 2021.

(13-d)

Includes (i) for each named executive officer, (a) an employee discount on merchandise sold by the Company that is available to all employees and (b) the Company’s contribution to the named executive officer’s health and dental benefits, as applicable; (ii) a $3,500 medical stipend for each of Ms. Vaughn, Mr. Gallione and Mr. Desai; and (iii) payments of $13,017 to each of Mr. Gallione and Ms. Vaughn pursuant to the STEP Up Plan as described under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section above.

GRANTS OF PLAN BASED AWARDS FOR FISCAL 2021

The following table shows, for each of the named executive officers, information regarding his or her target award under the Company’s EVA Plan for Fiscal 2021 and grants of restricted stock and stock options under the 2009 Equity Incentive Plan for Fiscal 2021.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (f)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Option Awards ($/Sh) (h)	Grant Date Fair Value of Stock and Option Awards (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)(1)		Maximum ($) (e)
Mimi E. Vaughn	N/A		$892,500			—	—	—	—
	June 24, 2020	—	—		—	81,372	—	—	$1,596,519
	February 5, 2020(3)	—	—		—	—	26,620	$41.41	$500,000
Thomas A. George	N/A		$500,000	(4)		—	—	—	—
	—	—	—		—	—	—	—	$—
Melvin G. Tucker(5)	N/A		$326,250			—	—	—	—
	June 24, 2020	—	—		—	26,704	—	—	$523,932
Mario Gallione	N/A		$361,530			—	—	—	—
	June 24, 2020	—	—		—	29,592	—	—	$580,595
Parag D. Desai	N/A		$304,125			—	—	—	—
	June 24, 2020	—	—		—	24,892	—	—	$488,381
Scott E. Becker	N/A		$260,000			—	—	—	—
	June 24, 2020	—	—		—	21,656	—	—	$424,891

(1)

Columns (c), (d) and (e) relate to the Company’s EVA Plan, except with respect to Mr. George. As discussed in detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis,” potential awards are uncapped (although any award in excess of three and one-third times the target is mandatorily deferred and at risk for future performance) and negative awards that may be offset against positive bonus bank balances deferred from past years and from future positive awards are possible. Consequently, no “threshold” (column (c)) or “maximum” (column (e)) is applicable.

(2)

Column (f) reflects awards of restricted stock under the 2009 Equity Incentive Plan, the grant date fair values of which were calculated in accordance with ASC 718 by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

(3)

Ms. Vaughn was granted a stock option award in connection with her appointment as president and chief executive officer which vests in four equal installments on each of February 5, 2021, 2022, 2023 and 2024.

(4)

In connection with Mr. George’s appointment as senior vice president – finance and interim chief financial officer of the Company effective December 14, 2020, Mr. George is entitled to receive a discretionary cash bonus of up to $625,000 (with a Guaranteed Payment of $125,000) for service through the filing of the Company’s annual report on Form 10-K for Fiscal 2022, subject to Company performance targets consistent with the EVA Plan.

(5)	Mr. Tucker resigned and forfeited his restricted stock award and non-equity incentive stock award, effective November 27, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END

The following table shows, for each named executive officer, certain information concerning vested and unvested equity awards outstanding at January 30, 2021. The awards include restricted stock and stock options, as described under the heading “Stock-Based Compensation” in the “Compensation Discussion and Analysis,” above.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)
Mimi E. Vaughn(1)	6,655	19,965	$41.41	02/05/2030	111,839	4,340,472
Thomas A. George(4)	-0-	-0-	N/A	N/A	-0-	-0-
Melvin G. Tucker(5)	-0-	-0-	N/A	N/A	-0-	-0-
Parag D. Desai	-0-	-0-	N/A	N/A	41,512	1,611,081
Mario Gallione	-0-	-0-	N/A	N/A	46,981	1,823,333
Scott E. Becker	-0-	-0-	N/A	N/A	21,656	840,469

(1)	Ms. Vaughn’s stock option award vests in four equal installments on each of February 5, 2021, 2022, 2023 and 2024.

(2)	The shares of restricted stock vest on the following schedule:

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Mimi E. Vaughn	6/21/2017	4,229	4,229 on 6/28/2021
	6/27/2018	8,610	4,305 on 6/28/2021
			4,305 on 6/28/2022
	6/26/2019	17,628	5,876 on 6/28/2021
			5,876 on 6/28/2022
			5,876 on 6/28/2023
	6/24/2020	81,372	20,343 on 6/28/2021
			20,343 on 6/28/2022
			20,343 on 6/28/2023
			20,343 on 6/28/2024
Thomas A. George(1)	N/A	N/A	N/A
Melvin G. Tucker(2)	N/A	N/A	N/A
Parag D. Desai	6/21/2017	2,592	2,592 on 6/28/2021
	6/27/2018	5,436	2,718 on 6/28/2021
			2,718 on 6/28/2022
	6/26/2019	8,592	2,864 on 6/28/2021
			2,864 on 6/28/2022
			2,864 on 6/28/2023
	6//24/2020	24,892	6,223 on 6/28/2021
			6,223 on 6/28/2022
			6,223 on 6/28/2023
			6,223 on 6/28/2024

[Footnotes continued on next page.]

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Mario Gallione	6/21/2017	1,729	1,729 on 6/21/2021
	6/27/2018	5,838	2,919 on 6/28/2021
			2,919 on 6/28/2022
	6/26/2019	9,822	3,274 on 6/28/2021
			3,274 on 6/28/2022
			3,274 on 6/28/2023
	6/24/2020	29,592	7,398 on 6/28/2021
			7,398 on 6/28/2022
			7,398 on 6/28/2023
			7,398 on 6/28/2024
Scott E. Becker	6/24/2020	21,656	5,414 on 6/28/2021
			5,414 on 6/28/2022
			5,414 on 6/28/2023
			5,414 on 6/28/2024

(1)	Mr. George did not receive an equity award in Fiscal 2021.

(2)	Mr. Tucker’s restricted stock awards were forfeited upon his resignation, effective November 27, 2020.

(3)	Market value is calculated based on the closing price of the Company’s common stock on the NYSE on January 29, 2021 ($38.81), the last trading day prior to the end of Fiscal 2021.

(4)	Mr. George did not receive an equity award in Fiscal 2021.

(5)	Mr. Tucker’s restricted stock awards were forfeited upon his resignation, effective November 27, 2020.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2021

The following table shows, for each named executive officer, certain information about his or her shares of restricted stock that vested during Fiscal 2021:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mimi E. Vaughn	17,212	323,413
Thomas A. George	-0-	-0-
Melvin G. Tucker	3,072	57,723
Parag D. Desai	9,891	185,852
Mario Gallione	9,066	170,350
Scott E. Becker	-0-	-0-

(1)	Amounts reflect gross shares vested which excludes shares withheld for taxes.

(2)	Amounts reflect the product of the closing price of the Company’s common stock on the NYSE on the last trading day before the vesting date ($18.79) multiplied by the number of shares vested.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows, for each named executive officer, his or her contributions to and investment earnings on balances in the Company’s Deferred Income Plan, described under the heading “Deferred Income Plan” in the “Defined Compensation and Deferred Income Plans” section of the “Compensation Discussion and Analysis,” above. Earnings on plan balances are from investments selected by the participants, which may not include Company securities.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
Mimi E. Vaughn	-0-	-0-	4,831	-0-	120,599
Thomas A. George	N/A	N/A	N/A	N/A	N/A
Melvin G. Tucker	-0-	-0-	-0-	-0-	-0-
Parag D. Desai	-0-	-0-	-0-	-0-	-0-
Mario Gallione	-0-	-0-	5,519	-0-	30,861
Scott E. Becker	-0-	-0-	-0-	-0-	-0-

(1)	All amounts reported in column (b) are included in the salary reported for each named executive officer in column (c) of the Summary Compensation Table for Fiscal 2021.

(2)

Because no named executive officer’s deferred compensation earnings for Fiscal 2021 constituted above-market interest under the disclosure requirements applicable to the Summary Compensation Table, above, none of the amounts reported in column (d) are reflected in column (h) of the Summary Compensation Table.

(3)

The amount reported in column (f) includes, for each named executive officer, the following amount reported as compensation in the Summary Compensation Table for each of the three fiscal years in the Summary Compensation Table.

	Fiscal 2021	Fiscal 2020	Fiscal 2019
Mimi E. Vaughn	-0-	-0-	-0-
Thomas A. George	-0-	N/A	N/A
Melvin G. Tucker	-0-	-0-	N/A
Parag D. Desai	-0-	-0-	-0-
Mario Gallione	-0-	-0-	N/A
Scott E. Becker	-0-	-0-	-0-

CHANGE OF CONTROL ARRANGEMENTS

AND SEVERANCE PLAN

All the currently employed named executive officers (except for Mr. George) are parties to employment protection agreements (collectively, the “Employment Protection Agreements”). The agreements become effective only in the event of a Change of Control, which is defined as occurring when (i) any person (as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”); provided, however, that such an event will not constitute a Change of Control if the acquiring Person has entered into an agreement with the Company approved by the Board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction (excluding for this purpose any shareholder of the Company who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the date of the agreements, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or of the board of directors of any successor to the Company, provided that any director who was not a director as of the date of the applicable Employment Protection Agreement will be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the members of the Board who then qualified as Incumbent Directors either actually or by prior operation of Section 2(a) of the agreements. Each Employment Protection Agreement provides for employment by the Company for a term of three years following a Change of Control. The executive is to exercise authority and perform duties commensurate with his or her authority and duties existing during the 90 days immediately prior to the Change of Control. He or she is also to receive compensation (including incentive compensation and benefits) during the term in an amount not less than that which he or she was receiving immediately prior to the Change of Control.

If the executive’s employment is terminated by death or Disability (as defined in the agreements) determined in accordance with the Employment Protection Agreements during the term of the agreement, he or she, or his or her legal representative (as applicable), is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination (except for payments due to the executive under any employee benefit plan), his or her accrued but unpaid base salary, all amounts owing to him or her under any applicable employee benefit plans, and a bonus equal to the average of the two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), prorated for the number of days in the current fiscal year that the executive was employed. A deceased executive’s family is also entitled to receive benefits at least equal to the most favorable level of benefits available to surviving families of executives of the Company under provisions of benefit plans relating to family death benefits that were in effect at any time during the 90 days prior to the Change of Control. If the executive is terminated for Cause (as defined in the Employment Protection Agreements) or quits voluntarily (other than on account of Good Reason (as defined in the Employment Protection Agreements)) during the employment period, he or she is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination (except for payments due to the executive under any employee benefit plan), the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

As defined in the Employment Protection Agreements, “Cause” means (i) an act or actions of dishonesty or gross misconduct on the executive’s part which result or are intended to result in material damage to the Company’s business or reputation or (ii) repeated material violations by the executive of his or her obligations under the agreement which violations are demonstrably willful and deliberate on the executive’s part. “Good Reason” is defined to include (i) a good faith determination by the executive that the Company has taken (without his or her consent) action that materially changes his or her authority or responsibilities or materially reduces his or her ability to carry out such responsibilities; (ii) the Company’s failure to comply with provisions of the agreement involving the executive’s compensation, annual bonuses, incentive and savings plans, retirement programs, benefit plans, expenses, vacations and fringe benefits and working conditions; (iii) the Company’s requiring the executive to be employed at a location more than 50 miles further from his or her principal residence than the location at which the executive worked immediately before the agreement became effective; and (iv) the Company’s failure subject to certain exceptions to require a successor to assume and agree to perform under the agreement.

If the executive’s employment is actually or constructively terminated by the Company without Cause, or if the executive terminates his or her employment for Good Reason during the term of the agreement, the executive will be entitled to receive from the Company, in a lump sum in cash within 15 days from the date of termination, his or her base salary through the termination date, and a severance allowance equal to two times (i) his or her annual base salary, plus (ii) the average of his or her two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), plus (iii) the present value of the annual cost to the Company of obtaining coverage equivalent to the coverage provided by the Company prior to the Change of Control under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance) plus the annualized value of fringe benefits provided to the executive prior to the Change of Control, plus, in the case of Employment Protection Agreements entered into prior to Fiscal 2020, reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement. Amounts payable under the Employment Protection Agreements are to be reduced by any amount received under the general severance plan described below.

All restricted stock and stock options granted by the Company under the Company’s equity incentive plan generally become immediately vested upon a Change of Control as defined in the applicable equity incentive plan, provided that, awards made by the Company under the 2009 Equity Incentive Plan and the Genesco Inc. 2020 Equity Incentive Plan become immediately vested and exercisable upon a Change of Control unless the compensation committee determines in good faith prior to the Change of Control that such equity award will be honored or assumed, or new rights substituted therefor (an “Alternative Award”), by a participant’s employer immediately following a Change of Control provided that the Alternative Award is (i) based on stock that is traded on an established securities market, (ii) provides the participant with rights and entitlements substantially equivalent to or better than the existing award, including vesting schedule, (iii) has substantially equivalent value to the existing award and (iv) has terms and conditions which provide that if a participant’s employment is involuntarily terminated without cause, or if a participant terminates employment for good reason, such equity award will be deemed immediately vested and exercisable and/or all restrictions shall lapse, and shall be settled for a payment for each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or a combination thereof, in an amount equal to the fair market value of such stock on the date of the participant’s termination or the excess of the fair market value of such stock on the date of participant’s termination over the corresponding exercise or base price.

Summary of Potential Payments Upon a Change of Control

The following table shows for each of the named executive officers, assuming that a Change of Control, followed by immediate involuntary termination of his or her employment (other than for Cause) or by a voluntary termination by the named executive officer for Good Reason, occurred on January 30, 2021, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s stock on the NYSE on January 29, 2021 (the last trading day of the fiscal year) of all previously unvested restricted stock and stock options subject to accelerated vesting, (d) the estimated value of the payment related to benefits provided under the Employment Protection Agreement, (e) the non-qualified deferred compensation (which would be paid upon termination for any reason regardless of whether a Change of Control has occurred, under the terms of the Deferred Income Plan), (f) for named executive officers who entered into Employment Protection Agreements prior to Fiscal 2020, the gross-up related to excise taxes that would have been reimbursable to the named executive officer (assuming a 37.0% marginal federal income tax rate), and (g) the total of items (a) through (f). The actual awards and amounts payable can only be determined at the time of each named executive officer’s termination of employment.

Name	Cash Severance (a) ($)	Bonus (b)(1) ($)	Accelerated Stock-Based Compensation (c)(2) ($)	Estimated Benefits Value (d)(3) ($)	Deferred Compensation Payout (e) ($)	Tax Gross-Up (f)(4) ($)	Total (g) ($)
Mimi E. Vaughn	1,700,000	2,773,296	5,373,594	208,220	120,599	4,323,104	14,498,813
Thomas A. George(5)	-0-	78,125	-0-	-0-	-0-	-0-	78,125
Melvin G. Tucker(6)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Parag D. Desai	811,000	1,256,822	1,611,081	88,382	-0-	1,452,131	5,219,416
Mario Gallione	964,080	1,720,500	1,823,333	122,422	30,861	-0-	4,661,196
Scott E. Becker	840,000	-0-	840,469	166,366	-0-	-0-	1,846,835

(1)	Two times the average of the last two annual bonuses earned by the named executive officer.

(2)

The value, based on the closing price of the Company’s common stock on the NYSE on January 29, 2021, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

(3)

Includes the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Internal Revenue Code of (a) the annual cost to the Company of obtaining coverage under the welfare benefit plans discussed above and (b) the annualized value of fringe benefits provided to the named executive officer immediately prior to January 30, 2021.

(4)

Employment Protection Agreements entered into prior to Fiscal 2020 provide for the reimbursement of the excise tax payable on the Change of Control payment plus income taxes payable on the reimbursement. Beginning in Fiscal 2020, this provision was eliminated from the form of Employment Protection Agreement.

(5)

See “Change of Control Arrangements, Severance Plan, Transition Agreement and Arrangement with Mr. George” above for a description of Mr. George’s compensation arrangement with the Company. If Mr. George’s employment is involuntarily terminated without cause prior to the filing of the Fiscal 2022 Form 10-K, he is entitled to payment of a pro rata portion of the Guaranteed Payment based on the number of days employed.

(6)	Mr. Tucker resigned from the Company, effective November 27, 2020.

The following table shows, for each of the named executive officers, assuming that a Change of Control, followed by immediate termination of his or her employment because of death or disability, occurred on January 30, 2021, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s common stock on the NYSE on January 29, 2021 (the last trading day of the fiscal year), of all previously unvested restricted stock and stock options subject to accelerated vesting, (d) non-qualified deferred compensation, and (e) the total of items (a) through (d):

Name	Cash Severance (a)(1) ($)	Bonus (b)(2) ($)	Accelerated Stock-Based Compensation (c)(3) ($)	Deferred Compensation Payout (d) ($)	Toal (e) ($)
Mimi E. Vaughn	-0-	924,432	5,373,594	120,599	6,418,625
Thomas A. George	-0-	78,125	-0-	-0-	78,125
Melvin G. Tucker(4)	-0-	-0-	-0-	-0-	-0-
Parag D. Desai	-0-	628,411	1,611,081	-0-	2,239,492
Mario Gallione	-0-	860,250	1,823,333	30,861	2,714,444
Scott E. Becker	-0-	-0-	840,469	-0-	840,469

(1)	Accrued and unpaid salary of the named executive officers at January 30, 2021.

(2)	The average of the last two annual bonuses earned by the named executive officer.

(3)

The value, based on the closing price of the Company’s common stock on the NYSE on January 29, 2021, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

(4)	Mr. Tucker resigned from the Company, effective November 27, 2020.

The following table shows, for each of the named executive officers, assuming a Change of Control, followed by an immediate voluntary termination (other than for Good Reason) or termination for Cause of his or her employment, occurred on January 30, 2021, the estimated amounts payable with respect to (a) salary, (b) the value, based on the closing price of the Company’s stock on the NYSE on January 29, 2021 (the last trading day of the fiscal year), of all previously unvested restricted stock and stock options subject to accelerated vesting, (c) non-qualified deferred compensation, and (d) the total of items (a) through (c):

Name	Cash Severance (a)(1) ($)	Accelerated Stock-Based Compensation (b)(2) ($)	Deferred Compensation Payout (c) ($)	Total (d) ($)
Mimi E. Vaughn	-0-	5,373,594	120,599	5,494,193
Thomas A. George	-0-	-0-	-0-	-0-
Melvin G. Tucker(3)	-0-	-0-	-0-	-0-
Parag D. Desai	-0-	1,611,081	-0-	1,611,081
Mario Gallione	-0-	1,823,333	30,861	1,854,194
Scott E. Becker	-0-	840,469	-0-	840,469

(1)	Accrued and unpaid salary of the named executive officers at January 30, 2021.

(2)

The value, based on the closing price of the Company’s common stock on the NYSE on January 29, 2021, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

(3)	Mr. Tucker resigned from the Company, effective November 27, 2020.

General Severance Plan. The Company maintains a severance plan for monthly-paid salaried employees to provide for certain benefits in the event of a Company-initiated separation from the Company other than for Cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without Cause as of January 30, 2021, the named executive officers would have been entitled to the following severance payments under the plan, which reduce any payments due under the Employment Protection Agreements described above: Ms. Vaughn — $277,885; Mr. George — $19,231; Mr. Tucker — $0; Mr. Desai — $46,791; Mr. Gallione — $222,480; and Mr. Becker — $16,154.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the median annual total compensation of all its employees and the annual total compensation of Mimi E. Vaughn, its chief executive officer for Fiscal 2021 (the “CEO”). The ratio reported below represents a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For Fiscal 2021, the annual total compensation of the Company’s median employee was $4,188. The Company’s median employee was a part-time, hourly-paid employee in one of its retail stores. As reported in the Summary Compensation Table, the annual total compensation of the CEO was $2,796,797.

Based on this information, the ratio of the annual total compensation of the CEO to the median employee was 668 to 1 (the “CEO Pay Ratio”).

In calculating the CEO Pay Ratio, the Company first identified all active employees as of November 1, 2019, a date within three months of the end of Fiscal 2020. Including all full-time, part-time, seasonal and temporary employees, as required by SEC rules, the Company had 19,633 U.S. and 5,558 non-U.S. employees on that date. The Company did not exclude any employees whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion.

To identify its median employee, the Company initially used total taxable compensation based on 2019 W-2 income for U.S. employees and the equivalent for non-U.S. employees. We continued to use our 2019 data because the median employee identified is still employed by the Company and there have not been significant changes in our employee population or employee compensation arrangements in Fiscal 2021 that we believe would significantly impact the pay ratio disclosure.

In identifying the median employee, the Company did not annualize compensation for any employees who were employed for less than the full fiscal year. For employees not paid in U.S. dollars, the Company converted their pay into U.S. dollars using the average of month-end exchange rates for the twelve months ended December 31, 2019. The Company then determined the median employee’s total compensation, including any perquisites and other benefits, in the same manner that it determines the total compensation of the named executive officers for purposes of the Summary Compensation Table disclosed in this proxy statement.

Pay ratios reported by the Company’s peers may not be directly comparable to the Company’s because of differences in the composition of each company’s workforce, as well as the assumptions, methodologies, adjustments and estimates used in calculating the pay ratio, as permitted by SEC rules.

DIRECTOR COMPENSATION

Cash and Equity-Based Compensation

For Fiscal 2021, directors were entitled to an annual cash retainer of $87,500. In light of COVID-19, the Board elected to temporarily forego their cash compensation (or stock in lieu of cash compensation) in support of the Company’s cost-cutting initiatives beginning in April 2020. On June 25, 2020, the Board considered the Company’s then-current financial results and the fact that more than 90% of the Company’s stores were expected to be reopened by June 30, 2020, and the Board approved a partial restoration of the cash compensation (or stock in lieu of cash compensation) to the Board. On October 29, 2020, the Board approved the full reinstatement of cash compensation (or stock in lieu of cash compensation) to the Board effective October 1, 2020.

In addition to their retainer as directors, the chairpersons of the Board committees received the following additional annual retainers beginning in Fiscal 2021: audit committee, $15,000; compensation committee, $10,000; and nominating and governance committee, $20,000. The Company also reimburses directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

The following table shows, for each director of the Company who was a member of the Board during Fiscal 2021 and who is not also a named executive officer, information about the director’s compensation in Fiscal 2021. Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort were not members of the Board during Fiscal 2021.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	All Other Compensation ($) (g)	Total ($) (h)
Joanna Barsh	4,875	166,375	-0-	171,250
James W. Bradford(3)	12,396	-0-	-0-	12,396
Robert J. Dennis(4)	22,424	-0-	59,500	81,924
Matthew C. Diamond	5,375	174,515	-0-	179,890
Marty G. Dickens	4,375	158,370	-0-	162,745
John F. Lambros	29,167	25,000	-0-	54,167
Thurgood Marshall, Jr.	60,156	87,650	-0-	147,806
Kathleen Mason	33,906	123,637	-0-	157,543
Kevin P. McDermott	22,422	150,838	-0-	173,260

(1)

Cash fees include annual director’s retainer and, where applicable, committee chair fees, reduced for Ms. Barsh, Mr. Diamond, Mr. Dickens, Ms. Mason and Mr. McDermott by the amount of fees voluntarily exchanged for retainer stock, all as described below.

(2)

The amounts in column (c) represent the aggregate grant date fair value of restricted stock amounts, calculated by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted. On June 25, 2020, the Board granted shares of restricted stock with a value (at the average closing price of the stock on the NYSE for the thirty-day period prior to the determination of

[Footnotes continued on next page.]

the number of shares to be granted) of $91,375 to each of the non-employee directors (other than Mr. Lambros) pursuant to the 2009 Equity Incentive Plan. On November 5, 2020, the Board granted shares of restricted stock with a value of $25,000 (based on the closing price of the stock of $18.68 on November 4, 2020) to Mr. Lambros pursuant to the 2020 Equity Incentive Plan. All the shares granted to directors in Fiscal 2021 vest on the earlier of the 2021 Annual Meeting and the first anniversary of the grant date, subject to continued service on the Board. Also includes for Ms. Barsh, Mr. Diamond, Mr. Dickens, Ms. Mason and Mr. McDermott the compensation cost computed under FAS 123 related to restricted stock received in voluntary exchange for a portion of their cash compensation. At January 30, 2021, directors who were not also named executive officers had the following restricted stock awards outstanding:

Name	Restricted Shares Outstanding
Joanna Barsh	15,870
James W. Bradford(1)	-0-
Robert J. Dennis(2)	-0-
Matthew C. Diamond	16,717
Marty G. Dickens	15,695
John F. Lambros	1,338
Thurgood Marshall, Jr.	8,686
Kathleen Mason	9,489
Kevin P. McDermott	13,737

(1)	Mr. Bradford retired from the Board on June 25, 2020.

(2)	Mr. Dennis retired from the Board on June 25, 2020.

(3)	Mr. Bradford retired from the Board on June 25, 2020.

(4)

Mr. Dennis retired as president and chief executive officer of the Company effective as of the end of Fiscal 2020. Following his retirement and through June 25, 2020, Mr. Dennis remained employed by the Company as executive chairman of the Company’s board of directors and was entitled to a monthly salary of $10,000 per month, up to a maximum of $50,000 during such period. However, in light of the COVID-19 pandemic, Mr. Dennis agreed to forego his monthly salary from April 2020 through June 2020. Pursuant to the terms of his Transition Agreement, the Company also provided certain employee and fringe benefits to Mr. Dennis, the value of which are included as Fees Earned or Paid in Cash. See “Change of Control Arrangements, Severance Plan, Transition Agreement and Arrangement with Mr. George” above for a description of Mr. Dennis’s Transition Agreement. Following his retirement as a director in June 2020, Mr. Dennis continued to provide certain consulting services to the Company through January 2021.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by Section 14A of the Exchange Act, the Company seeks shareholders’ non-binding, advisory vote to approve the compensation of the named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the accompanying tables and related narrative discussion contained in this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section, the Company’s executive compensation programs are designed to attract and retain executive officers with the skills necessary to achieve its financial and strategic objectives. The Company’s executives are rewarded for their contributions through appropriate incentives tied to the Company’s performance and market value that seek to align their interests with those of its shareholders. The Company believes that the compensation of its named executive officers was reasonable and rewarded the named executive officers for attaining specified goals which do not promote the taking of an unreasonable amount of risk. The “Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative discussion provide additional details on the Company’s executive compensation, including its compensation philosophy and objectives and the Fiscal 2021 compensation of the named executive officers.

The 2021 “Say on Pay” proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the named executive officers through the following resolution:

RESOLVED: That the shareholders of Genesco Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Shareholders.

Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for named executive officers. The current frequency of the non-binding, advisory vote to approve the compensation of all named executive officers is annual. The next such vote will occur at the 2022 annual meeting of shareholders.

The Board unanimously recommends a vote FOR the approval of the Company’s compensation of our named executive officers on a non-binding, advisory basis.

AUDIT MATTERS

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee is responsible for the appointment, compensation, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and its process of internal control over financial reporting. The audit committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. At its meeting on April 28, 2021, the audit committee appointed Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022.

The audit committee exercises sole authority to approve all fees and terms associated with the retention of Ernst & Young. In addition to ensuring the regular rotation of the lead audit partner as required by law, the audit committee is involved in the selection of, and reviews and evaluates, the lead audit partner. The audit committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders, and are submitting the appointment for shareholder ratification at the Annual Meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee may in its discretion choose a different independent registered public accounting firm at any time during the fiscal year if it determines that such an action would be in the best interest of the Company and its shareholders. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Ernst & Young has served as the Company’s auditors since 2001.

The Board unanimously recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise.

Audit Committee Report

The audit committee is composed of three independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the Board. The committee’s charter is available on the Company’s website, www.genesco.com. It is not the duty of the audit committee to prepare the Company’s consolidated financial statements, to plan or conduct audits of such financial statements, or to determine that the financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the Company’s internal control over financial reporting and its disclosure controls and procedures. Ernst & Young is responsible for auditing the Company’s (i) consolidated financial statements and expressing an opinion as to whether they fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and (ii) internal control over financial reporting and expressing an opinion as to its effectiveness.

In Fiscal 2021, the audit committee met 12 times. Agendas are established by the chairperson of the audit committee in consultation with management. Each meeting included participation by members of the Company’s corporate and financial management team, generally including the chief executive officer, the chief financial officer or interim chief financial officer, as applicable, the chief accounting officer, the general counsel, and representatives of the internal audit department, and by representatives of Ernst & Young. In connection with each of the audit committee’s meetings, the committee met in separate private sessions with management, representatives of internal audit, and representatives of Ernst & Young.

In addition to reviewing and discussing with management and Ernst &Young the Company’s interim and annual consolidated financial statements filed on Forms 10-Q and 10-K, the audit committee also:

•	Reviewed and approved the internal audit plan for the fiscal year and regularly received updates on the status of the plan;

•	Reviewed with representatives of Ernst & Young the overall scope and strategy for their annual audits of the Company’s consolidated financial statements and internal control over financial reporting;

•

Reviewed and discussed with management the Company’s quarterly earnings press releases, including the earnings guidance estimates for the full fiscal year and the non-GAAP measures used by the Company;

•	Regularly discussed with Ernst & Young the matters required to be discussed under the standards of the Public Company Accounting Oversight Board and the SEC;

•

Regularly received updates on management’s processes to assess the effectiveness of the Company’s internal control over financial reporting and discussed these processes with representatives of internal audit and Ernst & Young;

•

Received periodic updates from the Company’s chief information security officer and its senior vice president-chief strategy and digital officer on the Company’s cybersecurity processes and initiatives;

•	Received regular updates from the Company’s general counsel on the status of litigation and legal compliance matters affecting the Company;

•

Received regular updates from the Company’s chief financial officer and treasurer on matters including the Company’s credit facilities, cash flow, and capital expenditures and on certain employee benefit plans; and

•

Received educational overviews and status reports from management on the implications to the Company’s accounting, tax, financial reporting and internal control over financial reporting arising from the novel coronavirus COVID-19 pandemic, as well as reports from internal audit and Ernst & Young regarding the impacts to their respective audits arising therefrom. The committee also received overviews from management on accounting and financial reporting matters related to acquisitions, the Company’s initiatives related to robotic process automation, Regulation S-K modernization, and the Company’s initiatives surrounding environmental, social and corporate governance matters.

The committee has discussed with Ernst & Young the factors which might be deemed to bear upon the firm’s independence from the Company and its management, including the matters in the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-related services, those for tax services and all other fees, as described below under the caption “Fee Information,” and considered whether the provision of services other than the audit and audit-related services is compatible with Ernst & Young’s independence.

In reliance on the reviews and discussions described in this report, the committee recommended to the Board, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed with the SEC on March 31, 2021.

By the Committee:

Kevin P. McDermott,

Chairperson

Marty G. Dickens

Kathleen Mason

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2021 and Fiscal 2020.

	Fiscal 2021	Fiscal 2020
Audit Fees	$1,058,900	$1,401,785
Audit-Related Fees	-0-	-0-
Tax Fees — Total	494,374	528,319
Tax compliance	288,155	339,535
Tax planning and advice	206,219	188,784
All Other Fees	2,340	5,200

Audit Fees

Audit fees include fees paid by the Company to Ernst & Young in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting, and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm.

Audit-Related Fees

There were no audit-related fees in Fiscal 2021 or Fiscal 2020.

Tax Fees

Tax fees include fees paid by the Company primarily for compliance services and also for planning and advice for Fiscal 2021 and Fiscal 2020.

All Other Fees

In both Fiscal 2021 and Fiscal 2020, the Company paid other fees to Ernst & Young LLP for access to an online accounting and auditing information resource.

Pre-Approval Policy

The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairperson to pre-approve services the fees for which do not exceed $100,000, subject to the requirement that the chairperson report any such pre-approval to the audit committee at its next meeting.

All fees paid to the Company’s independent registered public accounting firm in Fiscal 2021 were pre-approved in accordance with the policy.

COSTS OF SOLICITATION

The Company will pay the full cost of the proxy solicitation. The Company has retained Innisfree to assist in the proxy solicitation. Proxies may be solicited by mail, in person, by telephone and via the Internet. It will pay Innisfree a proxy solicitation fee of $600,000 and reimburse its expenses. In addition to approximately 35 employees of Innisfree, directors, officers and other employees of the Company may also solicit proxies personally, by mail, telephone, email or other electronic means, but will receive no extra compensation for any solicitation activities. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

Our aggregate expenses, including those of Innisfree, related to our solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the proxy contest initiated by Legion, and excluding salaries and wages of our regular employees and officers, are expected to be approximately $8.5 million, of which the Company estimates it has incurred approximately $4.0 million to date. Appendix A sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees of the Company or because they may be soliciting proxies on our behalf.

PROPOSALS FOR THE 2022 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the Company’s proxy materials for the 2022 annual meeting of shareholders under Exchange Act Rule 14a-8 must be received at the Company’s offices at Genesco Park, 1415 Murfreesboro Pike, Nashville, Tennessee 37217, attention of the Corporate Secretary, no later than February 7, 2022. In order to be eligible for inclusion in the proxy materials for such meeting, any such proposal must (i) meet the informational and other requirements set forth in the SEC’s rules and regulations and (ii) be submitted by eligible shareholders.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the Secretary of the Company. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, in order to be timely, the notice must be delivered to or mailed to the Corporate Secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the fourth Thursday in the month of June (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event the annual meeting is being held on a date other than the fourth Thursday in the month of June, or within thirty days thereafter, or in the case of any special meeting of shareholders, the notice must be sent within ten days after the earlier of (i) the date on which notice of the meeting is first mailed to shareholders or (ii) the date on which public disclosure is first made of the date of such shareholders’ meeting, whichever occurs first. The written notice must include the information required by our Bylaws. The Company reserves the right to disregard any shareholder nomination of a candidate for election to our Board or shareholder proposal of other business that does not comply with the requirements of our Bylaws or any applicable laws or regulations. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the Board in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder, upon written request to Corporate Secretary, Genesco Inc., Genesco Park, 1415 Murfreesboro Pike, Suite 490, Nashville, Tennessee 37217.

Appendix A

CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

Under applicable SEC rules and regulations, the Company’s directors, Board nominees, and certain executive officers and employees of the Company may be deemed to be “participants” with respect to the Company’s solicitation of proxies in connection with the 2021 annual meeting of shareholders. The following sets forth certain information about such persons (collectively, the “Participants”).

Directors and Nominees

Other than for Mr. Dickens and Ms. Mason, the principal occupations or employment of the Company’s current directors and Board nominees, who are each considered to be Participants in our solicitation of proxies, are set forth under the heading “Proposal 1- Election of Directors” of this proxy statement. The names of our current directors and Board nominees are set forth below and the business address for all of our current directors and Board nominees is c/o Genesco Inc., 1415 Murfreesboro Pike, Nashville, Tennessee 37217:

Name
Joanna Barsh
Matthew C. Diamond
Marty G. Dickens(1)
Thurgood Marshall, Jr.
Angel R. Martinez
Kathleen Mason(2)
Kevin P. McDermott
Mary E. Meixelsperger
John F. Lambros
Gregory A. Sandfort
Mimi E. Vaughn

(1)	Mr. Dickens is not standing for reelection at the Annual Meeting. He is the retired president of AT&T-Tennessee.

(2)	Ms. Mason is not standing for reelection at the Annual Meeting. She is the former president and chief executive officer of Tuesday Morning Corporation.

Officers and Employees

The principal occupations of our executive officers and employees who are considered to be Participants in our solicitation are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is c/o Genesco Inc., 1415 Murfreesboro Pike, Nashville, Tennessee 37217.

Name	Principal Occupation
Mimi E. Vaughn	President and Chief Executive Officer
Thomas A. George	Senior Vice President—Finance; Interim Chief Financial Officer
Scott E. Becker	Senior Vice President, Corporate Secretary and General Counsel

Information Regarding Ownership of Company Securities by Participants

The number of shares of the Company’s common stock beneficially held as of June 3, 2021 by each of the Participants listed above is set forth under the heading “Security Ownership of Officers, Directors and Principal Shareholders—Ownership of Directors and Management” of this proxy statement. Except as described in this Appendix A or otherwise in this proxy statement, none of the persons listed above in “Directors and Nominees” and “Officers and Employees” owns any debt or equity security issued by us of record that he or she does not also own beneficially.

Transactions in the Company’s Securities by Participants – Last Two Years

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant between June 3, 2019 and June 3, 2021. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity compensation plans, and no part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	# of Shares	Transaction Description
Joanna Barsh	06/26/2019 02/02/2020 04/30/2020 05/31/2020 06/25/2020 06/30/2020 08/03/2020 08/31/2020 09/30/2020	2,065 2,468 205 206 4,488 205 32 32 32

Acquisition – Award of Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Scott E. Becker	06/24/2020	21,656	Acquisition – Award of Restricted Stock
Matthew C. Diamond	06/26/2019 02/02/2020 04/30/2020 05/31/2020 06/25/2020 06/30/2020 08/03/2020 08/31/2020 09/30/2020	2,065 2,721 226 227 4,488 226 34 34 34

Acquisition – Award of Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Marty G. Dickens	06/26/2019 02/02/2020 04/30/2020 05/31/2020 06/25/2020 06/30/2020 08/03/2020 08/31/2020 09/30/2020 03/18/2021	2,065 2,215 184 185 4,488 184 27 27 27 5,000

Acquisition – Award of Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Sale of Common Stock

Name	Date	# of Shares	Transaction Description
Thomas A. George	—	—	—
Thurgood Marshall, Jr.	06/14/2019 06/26/2019 06/25/2020 01/12/2021	1,690 2,065 4,488 2,000	Disposition – Sale of Common Stock Acquisition – Award of Restricted Stock Acquisition – Award of Restricted Stock Disposition – Sale of Common Stock
Angel R. Martinez	05/20/2021	168	Acquisition – Award of Restricted Stock
	06/03/2021	1,883	Acquisition – Purchase of Common Stock
Kathleen Mason	06/26/2019 12/06/2019 01/06/2020 02/02/2020 05/01/2020 05/31/2020 06/25/2020 06/30/2020 08/03/2020 08/31/2020 04/28/2021 05/19/2021	2,065 2,500 500 1,107 92 92 4,488 92 14 14 250 250

Acquisition – Award of Restricted Stock

Disposition – Sale of Common Stock

Disposition – Sale of Common Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Sale of Common Stock

Disposition – Sale of Common Stock

	05/27/2021	460	Disposition – Sale of Common Stock
	06/02/2021	40	Disposition – Sale of Common Stock
Kevin P. McDermott	06/26/2019 02/02/2020 04/30/2020 05/31/2020 06/25/2020 06/30/2020 08/03/2020 08/31/2020	2,065 1,946 162 162 4,488 162 24 24

Acquisition – Award of Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Acquisition – Award of Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Disposition – Forfeited Restricted Stock

Mary E. Meixelsperger	05/20/2021	168	Acquisition – Award of Restricted Stock
	06/03/2021	5,000	Acquisition – Purchase of Common Stock
John F. Lambros	11/05/2020	1,338	Acquisition – Award of Restricted Stock
Gregory A. Sandfort	05/20/2021	168	Acquisition – Award of Restricted Stock
	06/02/2021	4,280	Acquisition – Purchase of Common Stock
Mimi E. Vaughn	06/26/2019 06/28/2019 02/05/2020 06/24/2020 06/28/2020	23,504 3,407 26,620 81,372 6,776

Acquisition – Award of Restricted Stock

Disposition – Surrender for Tax Withholding

Acquisition – Award of Stock Option

Acquisition – Award of Restricted Stock

Disposition – Surrender for Tax Withholding

Miscellaneous Information Concerning Participants

Each of the Company’s directors and officers is entitled to indemnification under our Bylaws. In addition, the Company has entered into indemnification agreements with each of its current directors and executive officers, which require the Company to indemnify such directors and executive officers, subject to certain limitations, to the fullest extent permitted by law for certain expenses and liabilities incurred in a proceeding by reason of (or arising in part out of) such directors’ or executive officers’ service to the Company. Other than as set forth in this Appendix A or elsewhere in this proxy statement:

•

None of the Participants or their respective associates or affiliates (collectively, the “Participant Affiliates”) (i) beneficially owns, directly or indirectly, any shares or other securities of the Company, (ii) owns any securities of our Company of record but not beneficially, or (iii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company;

•

None of the Participants nor the Participant Affiliates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a shareholder of the Company or, with respect to a director nominee, as a nominee for director;

•

There are no contracts, arrangements or understandings between any Participant or Participant Affiliate within the past year and any person with respect to any securities of our Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

•

None of the Participants nor the Participant Affiliates have any arrangement or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party;

•

No Participant or Participant Affiliate is either a party to any transaction or series of transactions, since the beginning of Company’s last fiscal year, or has knowledge of any currently proposed transaction, in which (i) the Company or any of its subsidiaries was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) in which any Participant, Participant Affiliate or any related person thereof had, or will have, a direct or indirect material interest; and

•	No Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

Other than the persons described in this Proxy Statement, no regular employees of the Company have been or are to be employed to solicit shareholders in connection with this proxy solicitation. However, in the course of their regular duties, certain administrative personnel may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Other Information

We do not know of any changes in control of the Company within the last fiscal year.

To the Company’s knowledge, there are no material proceedings to which any director, officer, employee or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any of their associates is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries.

NOTICE OF

ANNUAL MEETING

AND

PROXY STATEMENT

Annual Meeting

of Shareholders

June 7, 2021

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED GENESCO INC. ANNUAL MEETING OF SHAREHOLDERS JULY 20, 2021, AT 8:00 A.M. CENTRAL TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Mimi E. Vaughn and Scott E. Becker, and each of them, as the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on July 20, 2021, at 8:00 a.m. Central Time via a live webcast at www.cesonlineservices.com/gco21_vm, and at any adjournment or postponement thereof, on all matters coming before the meeting. BLUE PROXY THIS BLUE PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. YOUR VOTE IS VERY IMPORTANT – PLEASE SUBMIT YOUR PROXY TODAY (continued and to be signed on the reverse side)

GENESCO INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Genesco Inc. for the upcoming Annual Meeting of Shareholders. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Submit your proxy by Internet Please access https://www.proxyvotenow.com/gco (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Submit your proxy by Telephone Please call toll-free in the U.S. or Canada at 855-402-0891 on a touch-tone telephone. (If outside the U.S. or Canada, call 575-215-3572.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. Submit your proxy by Mail If you do not have access to a touch-tone telephone or to the internet, please complete, sign, date and return the proxy card in the postage paid envelope provided to: Genesco Inc., c/o 200 Business Park Circle Suite 112 Saint Augustine, FL 32095. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED Please mark vote as in this sample The Board of Directors recommends a vote FOR ALL all the nominees listed in Proposal 1, and FOR Proposals 2 and 3. 1. The election to Genesco’s Board of Directors of the nine nominees named in the proxy statement: 01. Joanna Barsh06. Kevin P. McDermott 02. Matthew C. Diamond07. Mary E. Meixelsperger 03. John F. Lambros 08. Gregory A. Sandfort 04. Thurgood Marshall, Jr. 09. Mimi E. Vaughn 05. Angel R. Martinez 2. Say on Pay - a non-binding advisory vote to approve named executive officers’ compensation. 3. Ratification of the appointment of Ernst & Young LLP as Genesco’s Independent Registered Public Accounting Firm for the fiscal year ending January 29, 2022. In their discretion, the proxies are authorized to vote FORAGAINST ABSTAIN FORAGAINST ABSTAIN FOR ALL WITHHOLD ALL *FOR ALL EXCEPT upon any other business that may properly come before the meeting or any adjournments or postponements thereof. *NOTE: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Date: , 2021 Signature Signature (if jointly held) Title(s) NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee, corporate officer or guardian, please provide full title and sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given.